SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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NEW RELIC, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 19, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of New Relic, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2020 on Wednesday, August 19, 2020 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect the two nominees for director named in the Proxy Statement accompanying this Notice to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2021.

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the upcoming Annual Meeting is June 23, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
San Francisco, California
July 7, 2020

You are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote online at the virtual meeting if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
August 19, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of New Relic, Inc. (the “Company” or “New Relic”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about July 7, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after July 17, 2020.
How do I attend the Annual Meeting?
The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2020 on Wednesday, August 19, 2020 at 9:30 a.m. Pacific Time. We believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
To attend, and submit your questions during, the virtual meeting, please visit www.virtualshareholdermeeting.com/NEWR2020. To participate in the annual meeting, you will need the 16-digit control number included on your Notice. Beneficial owners who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://ir.newrelic.com, including information on when the meeting will be reconvened.
Information on how to vote at the meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 23, 2020 will be entitled to vote at the meeting. On this record date, there were 60,241,152 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on June 23, 2020 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the virtual meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 23, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
What am I voting on?
There are three matters scheduled for a vote:

Voting Matter	Board Vote Recommendation
à Proposal 1: Election of Directors	FOR EACH NOMINEE
The Board and the Nominating and Corporate Governance Committee believe that each of the nominees possesses the right skills, qualifications, and experience to effectively oversee the Company’s long-term business strategy.
Page 7
à Proposal 2: Advisory Vote on Named Executive Officer Compensation	FOR
The Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. We currently hold our Say-on-Pay vote annually.
Page 19
à Proposal 3: Ratification of Selection of Registered Independent Accounting Firm	FOR
The Board and the Audit Committee believe that the retention of Deloitte & Touche LLP for the fiscal year ending March 31, 2021 is in the best interests of the Company and its stockholders. As a matter of corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.
Page 20
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” the proposal, or “Abstain.”
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the virtual Annual Meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online at the virtual meeting even if you have already voted by proxy.

•	If you plan to attend the Annual Meeting, you may vote online by visiting www.virtualshareholdermeeting.com/NEWR2020. Please have your 16-digit control number to join the Annual Meeting.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 18, 2020 to be counted.

•
To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on August 18, 2020 to be counted.

•
To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from New Relic. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 23, 2020.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card, or by submitting a ballot virtually at the Annual Meeting.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or virtually at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the advisory approval of the compensation of the Company’s named executive officers, and “For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•
You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.

•	You may virtually attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 9, 2021 to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2021 Annual Meeting of Stockholders is held before July 20, 2021 or after September 18, 2021, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2021 Annual Meeting of Stockholders.
Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2021 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on May 21, 2021 nor earlier than the close of business on April 21, 2021. However, if our 2021 Annual Meeting of Stockholders is not held between July 20, 2021 and September 18, 2021, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chair of the 2021 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2021 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if the 2021 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to the other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For the election of directors, the two nominees to serve until the 2023 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present by remote communication (i.e., virtually) or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Withheld votes and broker non-votes will have no effect.

•
To be approved, the advisory approval of the compensation of the Company’s named executive officers must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2021 must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock outstanding and entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 60,241,152 shares of common stock outstanding and entitled to vote. Thus, the holders of 30,120,577 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting virtually or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

COMPANY OVERVIEW

New Relic is a strategic observability platform that companies use to build, develop, and operate their digital businesses. We provide software development and IT operations teams with capabilities they need to improve uptime and performance, gain greater scale and efficiency, as well as accelerate their time to market. From the beginning, our ambition has been to instrument more of the digital world than anyone else and help our customers build more perfect software. We exist to continue that work along the expanse of the Internet, because our goal is to establish the standards by which all software and its impact can be measured and improved.

Digital initiatives have become critical to the success of global businesses across industries. Fundamental technology and business shifts are now enabling continuous improvements to these digital environments. First, organizations around the globe are undertaking digital transformations to meet the demands of an increasingly digitally savvy customer base. Second, companies are increasingly adopting cloud technologies, utilizing the cloud as a new foundational architecture to support their digital business. Both of these shifts have put tremendous pressure on internal technology teams to adapt to these new business demands. In response to this pressure, engineering teams are adopting new agile processes and software development operations, or DevOps, practices that enable them to move to the cloud faster and take advantage of modern infrastructure technologies like microservices and containers, in order to accelerate their pace of innovation and responsiveness to business demands.

New Relic is positioned at the center of these trends, which are changing the way companies build, develop, and operate software. The New Relic One Platform, our integrated, multi-tenant observability platform, enables our customers to collect, store, and analyze vast quantities of telemetry data flowing through and about their software. Building on our leadership in application performance monitoring, or APM, the New Relic One Platform collects and correlates data using a number of different techniques to provide more holistic visibility to our customers. Our end users, primarily developers and operations professionals, are generally tasked with creating and deploying software code, with the goal of driving revenue growth, increasing productivity, and enhancing brand value at their companies. Customers using the New Relic One Platform are empowered to build and release software into production more quickly, all while maintaining or improving uptime and stability, to improve their competitive position in a global environment where software is a critical differentiator.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
On June 22, 2020, one of our Class III directors, Peter Fenton notified us of his intent not to stand for re-election when his term expires, and therefore resign as a director, as the Chair of the Board, and as a member and Chair of the Compensation Committee, each effective at the conclusion of the Annual Meeting. Mr. Fenton’s decision is not a result of any disagreement with us or our operations, policies, or practices. Effective at the conclusion of the Annual Meeting, the Board approved a decrease in the size of the Board to seven, and a decrease in the size of each of the Class III and Class I directors to two.
The Board presently has eight members. There are three directors in the class whose term of office expires in 2020, and two nominees for election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2023 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation, or removal.

Director Nominees and Other Directors

Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, experience, and backgrounds, and effectively represent the long-term interests of stockholders is a top priority of the Board and Nominating and Corporate Governance Committee. The Board believes periodic assessment of directors is integral to an effective governance structure and aims to strike a balance between ensuring that we retain directors with deep knowledge of the Company while adding directors who bring a fresh perspective. We have added three new directors since the beginning of fiscal 2019, enhancing the Board’s breadth and depth of experience and diversity, while taking into account the Company’s evolving business model, the macro technology business environment, and the changing governance landscape.

The following table sets forth information with respect to our directors, including the two nominees for election at the Annual Meeting, as of June 30, 2020:

Name	Age	Director Since	Principal Occupation / Position Held with the Company

Class III Directors — Nominees for Election at the Annual Meeting
Lewis Cirne	50	Feb. 2008	Founder, Chief Executive Officer, and Director of New Relic
Michael Christenson	61	Aug. 2018	President, Chief Operating Officer, and Director of New Relic

Class I Directors — Continuing in Office until the 2021 Annual Meeting of Stockholders
Hope Cochran	48	May 2018	Managing Director at Madrona Venture Group and Director of New Relic
Adam Messinger	48	Apr. 2014	Director of New Relic

Class II Directors — Continuing in Office until the 2022 Annual Meeting of Stockholders
Caroline Watteeuw Carlisle	68	Aug. 2018	Senior Technology Advisor at Innovation Through Technology and Director of New Relic
Dan Scholnick	42	Oct. 2008	General Partner at Four Rivers Group and Director of New Relic
James Tolonen	71	May 2016	Director of New Relic

Non-Continuing Director
Peter Fenton	47	Feb. 2008	General Partner of Benchmark Capital Partners and Chair of the Board of Directors of New Relic
Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. Both nominees are current directors and, if elected, will be continuing their roles on the Board. Mr. Cirne is up for re-election this year and Mr. Christenson is up for election for the first time since being appointed to the Board in August 2018. Regarding Mr. Christenson’s appointment, he has had many years of experience with the Company as an early advisor to the Board as well as during the Company’s initial public offering. Members of the Board, including our Chief Executive Officer, recommended Mr. Christenson’s candidacy. After performing further evaluation of Mr. Christenson’s particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended his appointment to the Board.
Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named in this proxy statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below also include information regarding the specific experience, qualifications, attributes, or skills of each nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
Lewis Cirne founded our company and has served as our Chief Executive Officer since February 2008 and as a member of our Board since February 2008. From 1998 to 2001, Mr. Cirne was founder and Chief Executive Officer, and from 2001 to 2006, he was Chief Technology Officer, of Wily Technology, Inc. Prior to Wily Technology, Inc., Mr. Cirne held engineering positions at Apple Inc. and Hummingbird Ltd. Mr. Cirne holds an A.B. in Computer Science from Dartmouth College. We believe that Mr. Cirne is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As our founder and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.
Michael Christenson has served as our President and Chief Operating Officer since October 2019 and a member of our Board since August 2018. Mr. Christenson served as a Managing Director at Allen & Company, a private investment banking firm, from 2010 until December 2019, where he provided advice and investment banking services to companies in the software sector. From 2006 to 2010, Mr. Christenson served as President and Chief Operating Officer of CA, Inc., an enterprise systems management and security software company. In 2005, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Corporate Development. Prior to joining CA, Inc., Mr. Christenson was an investment banker at Salomon Brothers, Inc. and its successor firm, Citigroup Global Markets, Inc., from 1987 to 2004. Mr. Christenson currently serves on the board of directors of LogMeIn, Inc., a provider of cloud-based communications, collaboration, identity management, and customer support software. Mr. Christenson holds a B.A. in Chemistry from Rutgers University and an M.B.A. from New York University. We believe Mr. Christenson is qualified to serve as a member of our Board because of his extensive investment banking background, as well as his experience in the software industry and as an operating executive.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Hope Cochran has served as a member of our Board since May 2018. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc., and SkillsVillage Inc., a human resources software company that she founded. Ms. Cochran currently serves on the board of directors of Hasbro, Inc. and MongoDB, Inc. Ms. Cochran received a B.A. in Economics and Music from Stanford University. We believe Ms. Cochran is qualified to serve as a member of our Board based on her financial and operating background and her experience serving on the board of directors of public companies.
Adam Messinger has served as a member of our Board since April 2014. From March 2013 until December 2016, Mr. Messinger served as the Chief Technology Officer of Twitter, Inc., an online social media company, where he previously served as Vice President of Application Development from April 2012 to March 2013, and Vice President of Platform Development from November 2011 to April 2012. Prior to that, Mr. Messinger was Vice President of Development at Oracle Corporation, a computer technology company, from January 2008 to November 2011. Mr. Messinger holds a B.S. in Physics and Computer Science from Willamette University and an M.S. in Management from Stanford University. We believe Mr. Messinger is qualified to serve as a member of our Board because of his extensive experience in the software development industry, both as a developer of tools for other developers and of large online services and as an executive at a variety of software development organizations.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Caroline Watteeuw Carlisle has served as a member of our Board since August 2018. Through Innovation Through Technology, she currently serves as the Chief Technology Officer of Corten Capital and acts as a senior technology advisor to chief executive officers and corporate boards. She served as Executive Vice President and Chief Information Officer of Caliber Home Loans, Inc. from June 2016 until February 2019. Previously, she served as a Technology Officer at Warburg Pincus LLC supporting their technology due diligence process and advising their portfolio companies. Prior to that, Ms. Watteeuw served in various roles at PepsiCo, Inc., including Chief Information Officer for North America, and Global Chief Technology Officer and Senior Vice President Business Information Solutions. Before PepsiCo, Inc., she held several technology roles, including at iFormation Group, TradingEdge, and Credit Suisse Group AG. Ms. Watteeuw served on the board of directors of Capgemini SE and has been a Trustee of New York Institute of Technology since November 2015. Ms. Watteeuw received an Engineering degree at the University of Ghent in Belgium and a M.S. in Chemical and Biochemical Engineering from the University of Pennsylvania. We believe Ms. Watteeuw is qualified to serve as a member of our Board because of her extensive background in the software industry, including her experience in several senior technology leadership roles.
Dan Scholnick has served as a member of our Board since October 2008. Mr. Scholnick is currently a General Partner at Four Rivers Group, a venture capital firm. Previously, he served in various roles at Trinity Ventures, a venture capital firm, from September 2007 to June 2019, and served as General Partner from 2010 until June 2019. Prior to that, he worked at SVB Capital, the venture capital investment arm of SVB Financial Group, from 2004 to 2005, and founded Flurry, Inc., a mobile analytics software company, in 2005. Mr. Scholnick holds an A.B. in Computer Science from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Scholnick is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.
James Tolonen has served as a member of our Board since May 2016. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, where he also served as a member of the board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen currently serves on the board of directors of MobileIron, Inc. Mr. Tolonen previously served on the boards of directors of Imperva, Inc., Blue Coat Systems, Inc., and Taleo Corporation. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from University of Michigan. Mr. Tolonen is also a Certified Public Accountant, inactive, in the State of California. We believe Mr. Tolonen is qualified to serve as a member of our Board because of his background in accounting, his extensive experience as chief financial officer for a number of publicly-held companies, including at several software companies, as well as his involvement on numerous audit committees.

NON-CONTINUING DIRECTOR
Peter Fenton has served as a member of our Board since February 2008 and has served as our Chair since November 2008. Since September 2006, Mr. Fenton has served as a General Partner at Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Elastic N.V., Cloudera, Inc., Zuora Inc. and a number of privately held companies. Mr. Fenton served on the board of directors of Yelp Inc. from August 2006 until March 2019, Hortonworks Inc. from June 2011 until January 2019, Twitter, Inc. from February 2009 until May 2017, and Zendesk, Inc. from July 2009 until October 2017. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. Mr. Fenton was selected to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board has determined that, other than Mr. Cirne and Mr. Christenson, none of our current directors has a relationship that would bear on the materiality of his or her relationship to us and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Further, the Board determined that Sohaib Abbasi, who served on the Board until September 24, 2019, did not have a relationship that would bear on the materiality of his relationship to us and that he was “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, relevant transactions between our company and entities associated with our directors or members of their immediate families, including transactions in the ordinary course of business, and other transactions, relationships, and arrangements that are not required to be disclosed in this Proxy Statement.
Board Leadership Structure
The Board has an independent Chair, Mr. Fenton, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chair can enhance the effectiveness of the Board as a whole. Ms. Cochran has been appointed as the independent Chair replacing Mr. Fenton, effective following the Annual Meeting.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also assesses the Company’s cybersecurity risk exposure and monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Code of Conduct and Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation programs, policies and practices has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Regarding the COVID-19 pandemic, our management is meeting frequently to address concerns of our employees and business, as well as updating and communicating with the Board regularly. In addition to the committees’ review of COVID-19’s impact in the scope of their respective authorities reflected above, the Board also has oversight and has been engaged concerning the monitoring and identification of risks to the Company, and actions we are taking to mitigate risks related to this pandemic.

Meetings of the Board of Directors
The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member at the time of such meetings. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2020, the Company’s non-management directors met four times in regularly scheduled executive sessions at which only non-management directors were present. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2020, the Company’s independent directors met four times in executive sessions at which only independent directors were present. Mr. Fenton, the Chair of our Board, presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are expected to attend each Annual Meeting of Stockholders. Eight of our directors attended the 2019 Annual Meeting of Stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at http://ir.newrelic.com. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at http://ir.newrelic.com.
Stockholder Engagement
Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices as described below. In fiscal 2020, we actively engaged in discussions with our top 20 stockholders, including any new holders that entered the list during the fiscal year, as well as others who requested meetings with our Investor Relations team. These discussions have helped ensure that the Board’s decisions are informed by stockholder views and objectives.
As a result of the feedback we’ve received in recent fiscal years and to better align the long-term interests of the Company and our executive officers with those of our stockholders, we have:

•	enhanced our proxy disclosures on corporate responsibility, including disclosures on our practices and commitments to community involvement, diversity and inclusion and environmental sustainability;
•
approved performance-based equity awards beginning in fiscal 2021, such that a meaningful portion of our executive officer compensation will be in the form of performance stock unit awards, with vesting tied to our total stockholder return relative to the total stockholder return of the members of the S&P Software & Services Select Industry Index over a three-year performance period;

•	moved to a virtual stockholder meeting platform to provide expanded stockholder access and participation;
•
adopted a clawback policy which permits the Board to require forfeiture or reimbursement of cash incentive compensation from our CEO and Chief Financial Officer if they engage in certain financial restatement misconduct;

•
adopted stock ownership guidelines which require that our executive officers and non-employee members of the Board own significant amounts of our common stock to better align with the long-term interests of our stockholders;

•	enhanced our Compensation Discussion and Analysis to provide our stockholders material information about our compensation objectives and policies for our named executive officers; and
•	added an overview section on the Company to provide a description of our business, including a summary of our products and certain trends affecting our industry.
Code of Conduct
Our Board has adopted a Code of Conduct, which applies to all officers, directors, and employees, in order to maintain the highest standards of business conduct and ethics. The Code of Conduct is available on the Company’s website at http://ir.newrelic.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Practices and Guidelines
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens the Board and management accountability, and leads to better business performance. In light of this goal, we maintain the following strong corporate governance practices:

✓	100% Independent Board Committee Members	✓	Periodic Review of Committee Charters and Governance Policies
✓	Independent Board Chairman	✓	Formal CEO Evaluation Process
✓	Annual Board and Committee Evaluations	✓	Clawback Policy
✓	Board Risk Oversight	✓	Stock Ownership Guidelines for Executive Officers and Directors
✓	Regular Meetings of Independent Directors Without Management Present	✓	Annual Say-on-Pay Vote
✓	Code of Conduct for Directors, Officers and Employees	✓	Insider Trading Policy containing Hedging and Pledging Prohibitions

In addition, in June 2014, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at http://ir.newrelic.com.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines to ensure ongoing alignment of the interests of our non-employee directors and executive officers with the long-term interests of our stockholders. Our guidelines require that (i) the Chief Executive Officer own a number of shares of our common stock with a value equal to the lesser of (x) three times his annual base salary and (y) 35,000 shares; (ii) each executive officer (other than the Chief Executive Officer) own a number of shares of our common stock with a value equal to the lesser of (x) one times his or her annual base salary and (y) 10,000 shares; and (iii) each non-employee director own a number of shares of our common stock with a value equal to the lesser of (x) three times his or her annual cash retainer for service on the Board and (y) 2,500 shares.
Each non-employee director and executive officer is required to comply with our stock ownership guidelines by the earlier of August 21, 2023 or five years from his or her promotion or hiring as an executive officer or election to our Board, measured as of the last day of the applicable fiscal year. As of March 31, 2020, all of our non-employee directors and executive officers complied with these stock ownership guidelines.
Insider Trading Policies; Hedging and Pledging Prohibitions
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company securities in a margin account.

Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. As we continue to develop our strategies and practices in these areas, we are also committed to maintaining and improving our current programs, which include the following:

✓
Community Involvement. We drive social good through our commitment to corporate citizenship in the communities in which we operate. Our work is centered around a commitment to a more equitable, just and accessible technology sector. Through our programs, our employees are given paid time off to volunteer with nonprofit organizations through Company-led events and by pursuing their personal interests. During fiscal 2019, we launched NewRelic.org, which is a part of our Company and not a separate legal entity, to facilitate our social impact efforts. In fiscal 2020, our employees have volunteered more than 2,300 hours and contributed, combined with employer matching, over $75,000 to charitable organizations around the world through our Benevity Causes Portal. In addition, through our nonprofit customer program, we grant software licenses and give product discounts to organizations to aid in their digital transformations. In fiscal 2020, we’ve contributed over $150,000 to nonprofit organizations through our community sponsorships and partnerships, and hosted over 55 community events in our offices.

✓
Diversity & Inclusion. Diversity and inclusion are key to our success in building our corporate vision. We seek employees who bring diverse backgrounds, perspectives, and experiences to our culture, and who reflect our diverse communities. We have designed our talent processes to be a level playing field for all, from recruiting and hiring to promotions and talent development. We believe employees work best when they are each able to bring their true selves to work without judgment. We treat all of our employees with respect and dignity and require our employees to conduct themselves similarly. We prohibit discrimination and harassment in any form. We have robust employee resource groups in our offices around the world that are employee-led and focus on activities that build communities, encourage professional mentorship, and support our employees’ shared identities and experiences.

✓
Environmental Sustainability. As a SaaS company, we have a reasonably light environmental footprint. Our primary impacts come from our energy usage in data centers, facilities and employee travel. As we’ve grown, we’ve focused on operating our regional offices, many of which are located in LEED certified buildings, in centrally located downtown areas, to encourage and incentivize employees to use public transit for commuting. In addition, we have implemented several initiatives relating to the sustainable use of resources, including implementing technological tools and centralized printers to encourage lower paper consumption, encouraging our employees to recycle and compost, offering reusable dishware and utensils and providing filtered water dispensers to discourage consumption of bottled water in most of our breakrooms, and disposing of old computers and other electronic equipment with an electronic waste vendor so that such equipment is responsibly recycled, repurposed or donated.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The table below provides meeting information for the fiscal year ended March 31, 2020 and the current membership information for each of the standing committees. Sohaib Abbasi, a former director, served on the Compensation Committee until his resignation from the Board, including all of its committees, on September 24, 2019.

Name	Audit	Compensation	Nominating and Corporate Governance
Caroline Watteeuw Carlisle(1)			X
Hope Cochran	X
Peter Fenton(2)		X*
Adam Messinger			X*
Dan Scholnick	X
James Tolonen	X*	X
Total meetings in fiscal year:	6	8	2
____________________

* Committee Chairperson
(1) Ms. Watteeuw was appointed as a member of our Nominating and Corporate Governance Committee effective August 22, 2019. Ms. Watteeuw was appointed as a member and Chair of our Compensation Committee, replacing Mr. Fenton effective immediately following the Annual Meeting.

(2) Mr. Fenton’s resignation from his position as a Class III director and from his position as a member and Chair of our Compensation Committee will be effective upon the conclusion of the Annual Meeting.

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The Board has adopted a written charter for each of the committees below that is available to stockholders on the Company’s website at http://ir.newrelic.com.
Audit Committee
Our Audit Committee consists of Dan Scholnick, Hope Cochran, and James Tolonen, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Tolonen. Our Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of related party transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•	reviewing our guidelines and policies with respect to risk assessment and risk management, including risks associated with data privacy and cyber security;

•	conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, as well as accounting or auditing matters.
Compensation Committee
Our Compensation Committee consists of Peter Fenton and James Tolonen, each of whom our Board has determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Immediately following the Annual Meeting, Mr. Fenton’s resignation from our Board and Compensation Committee will be effective and Ms. Watteeuw will join the Compensation Committee. The Board has determined that Ms. Watteeuw is “independent” under NYSE listing standards and the rules and regulations of the SEC and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. In addition, Ms. Watteeuw has been appointed as the chair of our Compensation Committee, replacing Mr. Fenton, effective immediately following the Annual Meeting.
Sohaib Abbasi, a former director who served on the Compensation Committee until his resignation from our Board, including all its committees, on September 24, 2019, was determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and was a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act during his term as a member of the Compensation Committee.
The primary functions of this committee include:

•
determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
evaluating and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as recommending to our Board the adoption, modification, or termination of such plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.
Compensation Committee Processes and Procedures
Our Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances, but at least quarterly. Typically, the agenda for each meeting is developed by the chair of the Compensation Committee, in consultation with management. The charter of the Compensation Committee grants the committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve reasonable fees and other retention terms for such consultants. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the various factors prescribed by the SEC and NYSE that bear upon the advisor’s independence; however, there is no requirement that any such external advisors to the Compensation Committee be independent.

Since January 2014, our Board or Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to serve as an advisor to the Compensation Committee in the discharge of its responsibilities. Our Compensation Committee, taking into account the various factors prescribed by the SEC and NYSE, reviews the independence of Compensia as a compensation advisor annually and has determined that its work did not give rise to any conflict of interest.

A description of the services provided by Compensia is included in “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.
Historically, our Compensation Committee has determined bonus award targets and established new performance goals and objectives for our compensation plans and arrangements at one or more meetings held during the first quarter of the fiscal year and has made adjustments to the design of our annual compensation and equity awards periodically, as the Compensation Committee determines that circumstances warrant. The Compensation Committee also considers matters related to individual compensation, high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, periodically throughout the fiscal year. Our executive officers often attend meetings of the Compensation Committee to present information and answer questions or make recommendations to the Compensation Committee regarding compensation for officers other than for themselves. No executive officer, including our CEO, participates directly in the final deliberations or determinations regarding his or her own compensation or is present when the relevant executive compensation decisions are made.
Under its charter, our Compensation Committee may form and delegate authority to subcommittees as appropriate, including but not limited to (i) a committee composed solely of employees of the Company to serve as an administrative and/or investment committee, with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974 (“ERISA”), with respect to one or more Company plans that are subject to ERISA and (ii), if an exemption from Section 16(b) of the Exchange Act under Rule 16b-3 is desired, a subcommittee composed solely of at least two members of the committee who are “non-employee directors” under Rule 16b-3 to grant awards of equity securities and to take such other actions as may be necessary or appropriate to qualify transactions in the Company’s equity securities under the Rule 16b-3 exemption. The Compensation Committee does not currently delegate any of its functions to others in determining or recommending executive or director compensation.
For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Compensia as the advisor to the Compensation Committee, see “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Messrs. Fenton and Tolonen. Immediately following the Annual Meeting, Mr. Fenton’s resignation from our Board and Compensation Committee will be effective and Ms. Watteeuw will join the Compensation Committee. None of the members of the Compensation Committee or Ms. Watteeuw is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Caroline Watteeuw Carlisle and Adam Messinger, each of whom our Board has determined to be “independent” under the NYSE listing standards. Dan Scholnick, who served on the Nominating and Corporate Governance Committee until August 22, 2019 was determined to be “independent” under NYSE listing standards during his term.
The primary functions of this committee include:

•	identifying, evaluating, and making recommendations to our Board regarding nominees for election to our Board and its committees;

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	considering and making recommendations to our Board regarding the composition of our Board and its committees;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and recommending to our Board any amendments to our corporate governance principles; and

•	reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, commonly referred to as a “say-on-pay vote.” At the 2016 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company conduct a say-on-pay vote every year. Our Board has adopted a policy that is consistent with this preference.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Meanwhile, compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a highly competitive environment.
Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, the Compensation Committee, or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding our executive compensation program and arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending March 31, 2021. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2020 and March 31, 2019, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended March 31,
	2020	2019
	(in thousands)
Audit Fees(1)	$1,592	$1,676
Audit-related Fees(2)	10	10
Tax Fees(3)	—	32
All Other Fees(4)	—	285
Total Fees	$1,602	$2,003

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees include fees for professional services provided in connection with our Registration Statement on Form S-8.

(3) Tax fees consist of fees in connection with tax consulting services.
(4) All other fees consist of fees in connection with acquisition-related consulting services.

All fees described above were pre-approved or ratified by the Board or the Audit Committee.
In connection with the audit of our fiscal 2020 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES
In February 2018, the Audit Committee adopted a revised pre-approval policy pursuant to which the Audit Committee has the authority to pre-approve audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The committee can pre-approve, among other things, specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor on a collective basis, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. Pursuant to the revised pre-approval policy, the Audit Committee delegated concurrent pre-approval authority to the chair of the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.
James Tolonen
Hope Cochran
Dan Scholnick
________________

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of May 31, 2020, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 60,228,175 shares of our common stock outstanding as of May 31, 2020. Common stock subject to options currently exercisable or exercisable within 60 days of May 31, 2020 or restricted stock unit (“RSU”) awards scheduled to vest within 60 days of May 31, 2020 is deemed to be outstanding for computing the percentage ownership of the person holding these options and RSU awards and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
The table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Lewis Cirne(1)	8,963,664	14.7%
Michael Christenson(2)	49,664	*
Mark Sachleben(3)	574,741	*
William Staples	-	*
Caroline Watteeuw Carlisle(4)	3,066	*
Hope Cochran(5)	4,284	*
Peter Fenton(6)	110,252	*
Adam Messinger(7)	48,748	*
Dan Scholnick(8)	37,156	*
James Tolonen(9)	20,708	*
All executive officers and directors as a group (10 persons)(10):	9,812,283	15.9%
Former Executive Officer:
Erica Schultz	21,458	*
5% Stockholders:
The Vanguard Group(11)	4,825,107	8.0%
Champlain Investment Partners, LLC(12)	3,260,600	5.4%
__________________

*Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Consists of 174,000 shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust, 6,184,476 shares held by Lewis Cirne and his spouse, as Trustees of the Cirne Family Revocable Trust UAD March 20, 2012, 1,688,000 shares held by the Beloved in Christ Foundation at which he is an officer and may be deemed to hold voting and dispositive power over the shares, and 917,188 shares of common stock issuable pursuant to options exercisable within 60 days of May 31, 2020. Mr. Cirne does not have sole or shared voting or dispositive power over the shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust.

(2)	Consists of 47,500 shares of common stock held by Mr. Christenson and 2,164 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(3)
Consists of 148,236 shares held by the Sachleben Sullivan Living Trust dated August 22, 2012 for which Mr. Sachleben and his spouse are the trustees and 426,505 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(4)	Consists of 902 shares of common stock held by Ms. Watteeuw and 2,164 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(5)	Consists of 1,255 shares of common stock held by Ms. Cochran and 3,029 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(6)
Consists of 1,557 shares of common stock held by Mr. Fenton, 105,914 shares of common stock held by Mr. Fenton as Trustee of the Fenton Family Trust UA November 7, 2007, 617 shares of common stock held by Mr. Fenton as Trustee of the Peter Fenton Trust dated September 11, 2018, and 2,164 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(7)	Consists of 42,569 shares of common stock held by Mr. Messinger and 6,179 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(8)	Consists of 34,992 shares of common stock held by Mr. Scholnick and 2,164 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(9)	Consists of 7,106 shares of common stock held by Mr. Tolonen and 13,602 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(10)	Consists of (i) 8,437,124 shares of common stock and (ii) 1,375,159 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2020.

(11)
This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”). Vanguard may be deemed to beneficially own the indicated shares and has sole dispositive power over 4,791,481 shares, shared dispositive power over 33,626 shares, sole voting power over 28,156 shares and shared voting power over 11,450 shares. Vanguard reported its beneficial ownership on behalf of itself and the following: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A provides information only as of December 31, 2019 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2019 and May 31, 2020.

(12)
Based on a Schedule 13G filed with the SEC on February 13, 2020 by Champlain Investment Partners, LLC (“Champlain”). Champlain is the beneficial owner of 3,260,600 shares of common stock, has sole voting power over 2,700,605 shares of common stock, has shared voting power of zero shares of common stock, has sole dispositive power over 3,260,600 shares of common stock, and has shared dispositive power over zero shares of common stock. Champlain’s address is 180 Battery St., Burlington, Vermont 05401. The Schedule 13G provides information only as of December 31, 2019 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2019 and May 31, 2020.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of June 30, 2020.

Name	Age	Position(s)
Lewis Cirne	50	Founder, Chief Executive Officer, and Director
Michael Christenson	61	President, Chief Operating Officer, and Director
Mark Sachleben	55	Chief Financial Officer and Corporate Secretary
William Staples	47	Chief Product Officer
There are no family relationships between any of our directors and any of our executive officers.
Lewis Cirne. Biographical information with regard to Mr. Cirne is presented under “Proposal No. 1 — Election of Directors” in this proxy statement.
Michael Christenson. Biographical information with regard to Mr. Christenson is presented under “Proposal No. 1 — Election of Directors” in this proxy statement.
Mark Sachleben has served as our Chief Financial Officer since April 2008 and our Corporate Secretary since February 2018. From December 1999 to March 2006, Mr. Sachleben served as Vice President of Finance at Wily Technology, Inc., an application performance company. Mr. Sachleben holds an M.B.A. from Stanford University and an A.B. in Engineering Science and B.S. in Fluid and Mechanical Engineering from Dartmouth College.
William Staples has served as our Chief Product Officer since February 2020. From September 2017 to January 2020, Mr. Staples served as the Vice President of Experience Cloud Engineering at Adobe Inc., where he led the global engineering team behind Adobe Inc.’s market-leading Experience Cloud. From 1999 to March 2016, Mr. Staples served in various product, design and engineering roles at Microsoft, Inc., most recently as Vice President of Azure Application Platform. He holds a B.S. from the University of Utah.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, describes the material elements of our executive compensation program during fiscal 2020, and analyzes how and why the Compensation Committee arrived at the compensation decisions for our named executive officers for fiscal 2020 (the “Named Executive Officers”), including the key factors that the Compensation Committee considered in determining the compensation of our Named Executive Officers. Our Named Executive Officers for fiscal 2020 were:

•	Lewis Cirne, our Chief Executive Officer (our “CEO”);

•	Michael Christenson, our President and Chief Operating Officer (our “COO”);

•	Mark Sachleben, our Chief Financial Officer and Corporate Secretary;

•	William Staples, our Chief Product Officer; and

•	Erica Schultz, our former Chief Revenue Officer.

Executive Transitions in Fiscal 2020
On September 16, 2019, we announced that Mr. Christenson would join us as our President and COO, a newly created role, effective October 1, 2019. On January 16, 2020, we announced that Mr. Staples would join us as our Chief Product Officer effective February 14, 2020.
Ms. Schultz resigned from her position as our Chief Revenue Officer effective October 11, 2019.
Executive Compensation Philosophy and Program Design
Compensation Philosophy

We operate in a highly competitive industry that is characterized by constant change and innovation, and we expect competition among companies in our market to continue to increase for the foreseeable future. Our observability platform combines functionality from numerous traditional product categories, and hence we compete in each of these categories with home-grown and open-source technologies, as well as a number of different commercial vendors. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products and platform features to stay ahead of customer needs and challenges.
Our ability to compete and succeed is dependent on our ability to recruit, incentivize, retain, and reward a skilled team of technical, sales, marketing, operations, and other business professionals, while facing intense competition both within the software industry and from other technology companies for highly-qualified executives. Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts, incentivizes, rewards, and retains talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.
The key elements of our executive compensation philosophy include the following:

✓	Pay for Performance — Our executive compensation program is heavily weighted towards “at risk” and performance-based compensation.
✓	Fair, Flexible, and Results-Oriented — We design our executive compensation program structure to reward results and to provide parity and consistency within functions.
✓
Ownership Culture — We believe that ownership of our common stock by our executive officers is a critical retention tool, and the use of equity awards to deliver long-term incentive compensation opportunities emphasizes long-term results and aligns the interests of our executive officers and our stockholders.

Program Design
Our executive compensation program is designed to reflect our compensation philosophy and currently consists of three principal components: a base salary, an annual cash bonus opportunity, and long-term incentive compensation opportunities delivered in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. As a result, a significant portion of our executive officers’ target total direct compensation opportunities is at risk and dependent upon our performance and the market price of our common stock. Accordingly, our executive officers are financially incentivized to increase the market price of our common stock.
To reward results and to provide parity and consistency within functions, our executive officers participate in the same cash bonus structure as our other employees and are eligible to receive cash bonuses if our pre-established quarterly corporate financial and operational performance objectives are achieved. The Compensation Committee believes that such cash bonus opportunities appropriately reward our executive officers for delivering financial and operational results that meet or exceed these quarterly pre-established objectives for each fiscal year.
Our executive compensation program is also heavily weighted towards long-term incentive compensation opportunities in the form of equity awards. The Compensation Committee believes that compensation in the form of equity awards enables us to closely align the decision-making of our executive officers with the long-term interests of our stockholders by driving achievement of our financial and strategic goals. To ensure that we remain faithful to our compensation philosophy, from time to time the Compensation Committee evaluates, with the assistance of analysis and data from Compensia, the Compensation Committee’s compensation consultant, the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
As our needs evolve, the Compensation Committee intends to continue to evaluate our compensation policies and practices as circumstances require to best reflect our overall compensation philosophy.

Fiscal 2021 Executive Compensation Changes

As a result of the feedback we received during fiscal 2020 and to further align the long-term interests of our executive officers with those of our stockholders, we instituted performance-based equity awards as part of our executive compensation program beginning in fiscal 2021. A meaningful portion, approximately 50%, of our executive officer compensation will be in the form of performance stock units, with vesting tied to our total stockholder return relative to the total stockholder return of the members of the S&P Software & Services Select Industry Index over a three-year performance period.
Fiscal 2020 Executive Compensation Program Overview
Fiscal 2020 Business Highlights
We had a number of accomplishments in fiscal 2020 despite a variety of challenges. We achieved 25% revenue growth, built out our New Relic One platform strategy, and added a number of remarkably talented leaders to our management team with the skills and experience to help us reach our intermediate and long-term goals. Digital initiatives continued to become more imperative to business models across industries, as we have seen our customers prioritize digital, the cloud, and operational resiliency. We continue to be committed to helping our customers monitor, manage, and operate the complexity of modern software.

Our fiscal 2020 business highlights include the following key annual financial metrics:

•	revenue of $600 million, an increase of 25% compared to the prior fiscal year;

•	annual recurring revenue as of March 31, 2020 of $636 million, an increase of 17% compared to the prior fiscal year;

•	operating loss of $(85.5) million, compared to $(33.1) million for the prior fiscal year;

•	operating cash flow of $93.4 million, a decrease of 19% compared to the prior fiscal year; and

•	more than 990 paid business accounts with annual recurring revenue over $100,000 as of March 31, 2020, an improvement of approximately 16% compared to March 31, 2019.

Our Executive Compensation Practices
Say-on-Pay Vote
At the 2019 Annual Meeting of Stockholders, more than 97% of the votes cast on the Company’s annual say-on-pay proposal were voted in favor of the compensation of our named executive officers. We believe these results represent strong stockholder support of our overall compensation philosophy and decisions for fiscal 2019. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal 2020. Nevertheless, the Compensation Committee regularly reviews and adjusts the program to ensure it remains competitive and aligned with our stockholders’ interests.
Fiscal 2020 Executive Compensation Highlights
The following key compensation actions were taken with respect to the Named Executive Officers for fiscal 2020:

•
Base Salaries — In connection with the Compensation Committee’s annual review of our executive compensation program, the annual base salaries of our then-incumbent Named Executive Officers, largely remained unchanged from fiscal 2019.

•
Cash Bonuses — Our Named Executive Officers’ aggregate quarterly cash bonuses ranged from approximately 22% to 58% of their target cash bonus opportunities, including an aggregate cash bonus of $182,475 for our CEO.

•
Long-Term Incentive Compensation — In connection with the Compensation Committee’s annual review of our executive compensation program, our then-incumbent Named Executive Officers (other than our CEO) were granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, with aggregate grant date fair values ranging from $2,145,110 to $3,900,074, while our CEO was granted a long-term incentive compensation opportunity in the form of an option to purchase shares of our common stock with a grant date fair value of $4,485,275.

•
Appointment of President and COO — In connection with his appointment as our President and COO, we entered into an employment offer letter dated September 14, 2019 with Mr. Christenson. Pursuant to this employment offer letter, our initial compensation arrangements with Mr. Christenson were as follows:

•	an annual base salary of $400,000;

•	a target annual cash bonus opportunity equal to 100% of his annual base salary;

•	participation in the benefit plans and arrangements made available generally to our executive officers; and

•
the grant of a long-term incentive compensation opportunity in the form of an option to purchase shares of our common stock and an RSU award that may be settled for shares of our common stock with an aggregate target value of $10 million.

•
Appointment of Chief Product Officer — In connection with his appointment as our Chief Product Officer, we entered into an employment offer letter dated November 19, 2019 with Mr. Staples. Pursuant to this employment offer letter, our initial compensation arrangements with Mr. Staples were as follows:

•	an annual base salary of $400,000;

•	a target annual cash bonus opportunity equal to 75% of his annual base salary;

•
a “sign-on” bonus in the amount of $150,000 to be paid in two equal installments (which is repayable if he voluntarily leaves employment with us or his employment is terminated for cause within the first 12 months of his employment);

•	participation in the benefit plans and arrangements made available generally to our executive officers; and

•
the grant of a long-term incentive compensation opportunity in the form of an option to purchase shares of our common stock and an RSU award that may be settled for shares of our common stock with an aggregate target value of $6 million.

In addition, the employment offer letters provide that Messrs. Christenson and Staples are eligible to receive certain payments and benefits in the event that their employment is terminated under certain specified circumstances as set forth in our standard form of Change in Control and Severance Agreement as described in more detail in “Potential Payments Upon Termination or Change in Control” below.

The employment offer letters were negotiated on our behalf by our CEO and approved by the Compensation Committee. In establishing these initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of peer group compensation data, and the need to integrate Messrs. Christenson and Staples into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of these employment offer letters, see “Employment Arrangements” and “Potential Payments Upon Termination or Change in Control” below.
Pay-for-Performance Alignment
We believe our fiscal 2020 executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target total direct compensation opportunity each year is “at-risk” and will vary above or below target levels commensurate with our corporate and financial performance.
We emphasize variable compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals, with more significant rewards for meeting or exceeding such goals, through our cash bonus plan, as well as the options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock that we use to deliver long-term incentive compensation opportunities. In addition, we instituted performance-based equity awards as part of our executive compensation program beginning in fiscal 2021.
The target total direct compensation opportunities for our Named Executive Officers during fiscal 2018, 2019 and 2020 reflect this philosophy:

100%
75%
50%
25%
0%
Time-vesting RSUs
Time-vesting Stock Options
Annual Cash Incentive
Base Salary
35%
35%
10%
20%
39%
38%
9%
14%
43%
43%
7%
8%
80%
10%
10%
80%
10%
10%
83%
8%
8%
FY18 - Other NEOs
FY19 - Other NEOs
FY20 - Other NEOs
FY18 - CEO
FY19 - CEO
FY20 - CEO

As illustrated by the foregoing graphic, for fiscal 2020 variable compensation (consisting of annual cash incentive and long-term incentive compensation opportunities) made up 91% of the target total direct compensation opportunity of our CEO and 93%, on average, of the target total direct compensation opportunities of our other Named Executive Officers. In addition, 83% of the target total direct compensation opportunity of our CEO and 86%, on average, of the target total direct compensation opportunities of our other Named Executive Officers consisted of long-term incentive compensation in the form of equity awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.

Executive Compensation Policies and Practices
During fiscal 2020, we maintained the following corporate governance and compensation-related policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

•	Independent Compensation Committee. The Compensation Committee continues to be comprised solely of independent directors.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist it in carrying out its responsibilities in fiscal 2020. This compensation consultant performed no other services for us during fiscal 2020.

•
Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes, and of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•
Executive Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on the Company’s performance, and includes short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

▪
No Pension or Nonqualified Deferred Compensation Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.

▪	No Significant Perquisites. We do not provide significant perquisites or other personal benefits to our executive officers.

▪	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid).

▪
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪
Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives (other than one equity award granted to our CEO during fiscal 2018, which vests over one year, but will not begin vesting until the completion of vesting of his prior equity award with a multi-year vesting schedule).

▪
Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our equity securities, pledging our equity securities as collateral for loans, or holding our equity securities in margin accounts.

▪
Compensation Recovery “Clawback” Policy. Our CEO and Chief Financial Officer are subject to a clawback policy, which permits our Board to require forfeiture or reimbursement of cash incentive compensation if they engage in certain financial restatement misconduct.

▪
Stock Ownership Guidelines. Our stock ownership guidelines require that our executive officers and the non-employee directors of our Board own significant amounts of our common stock and are designed to align the long-term interests of our executive officers and non-employee directors with those of our stockholders.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving the compensation policies, practices, and plans applicable to our executive officers, determining the compensation of our CEO and other executive officers, determining and overseeing the process of evaluating our CEO’s performance, and overseeing the preparation of, reviewing, and approving this Compensation Discussion and Analysis.
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, each fiscal year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each fiscal quarter, the Compensation Committee reviews our financial and operational performance and the corresponding projected payments under our cash bonus plan and the equity awards previously granted to our executive officers.
When determining and setting the amount of each compensation element, the Compensation Committee generally considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers, including our Named Executive Officers (other than our CEO);

•	the recommendations of our CEO, other than with respect to his own compensation;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
In addition, in determining the amount of long-term incentive compensation for our executive officers as part of its annual compensation review, the Compensation Committee also considers the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee retains significant authority to adjust compensation levels of our executive officers based on these and other factors that it deems appropriate to achieve our overall compensation goals.

Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. The management team (with the assistance of the Compensation Committee’s compensation consultant, Compensia) assists the Compensation Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our management team’s (including our CEO’s) recommendations and proposals with respect to adjustments to annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to such executive officer’s own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our management (including our CEO) and uses them as one factor in determining and approving the compensation for our executive officers, other than our CEO. In setting the compensation of our CEO, he recuses himself from all recommendations and deliberations regarding his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In fiscal 2020, the Compensation Committee again retained Compensia to serve as its compensation advisor. Compensia serves at the discretion of the Compensation Committee.
During fiscal 2020, Compensia attended the meetings of the Compensation Committee (both with and without management present) and provided various services, including the following:

•	consulting with the Compensation Committee chair and other members between Compensation Committee meetings;

•	reviewing, researching, and updating our compensation peer group;

•
providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and how the companies in our compensation peer group compensate their executive officers;

•	reviewing and analyzing the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	reviewing various market long-term incentive compensation plan designs;

•
providing competitive market data based on the compensation peer group and/or broad compensation surveys for various executive officer positions, including our President and COO position and our Chief Product Officer position;

•	assisting us with our compensation risk assessment;

•	assisting us with a review of our incentive compensation programs;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	reviewing our market equity compensation practices, including burn rate and overhang; and

•	providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors.
In fiscal 2020, Compensia provided no services to us other than the consulting services to the Compensation Committee.

For additional information regarding the role of Compensia as the compensation advisor to the Compensation Committee, including the Compensation Committee’s evaluation of Compensia’s independence, see “Information Regarding Committees of the Board of Directors - Compensation Committee - Compensation Committee Processes and Procedures” above.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In October 2018, the Compensation Committee, with the assistance of its compensation consultant, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent:

• 2U	• Paycom Software
• Box	• Paylocity Holding
• Cornerstone OnDemand	• Proofpoint
• Coupa Software	• Qualys
• Ellie Mae	• RingCentral
• Guidewire Software	• Twilio
• HubSpot	• Veeva Systems
• Okta	• Zendesk
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•	similar revenue size – ~0.5x to ~2.0x our last four fiscal quarters’ revenue of $355 million as of September 2018 (~$180 million to ~$710 million);

•	similar market capitalization – ~0.3x to ~3.0x our market capitalization of $5.9 billion as of September 2018 (~$1.9 billion to ~$17.7 billion);

•	similar business model and/or product – software-as-a-service business model and/or business intelligence or data analytics products;

•	a market capitalization multiple of revenue greater than 5x;

•	annual revenue growth greater than 20%;

•	an initial public offering of equity securities during 2010 or later;

•	a business-to-business model; and

•	companies identified by Institutional Shareholder Services as peers.
This compensation peer group was used by the Compensation Committee during fiscal 2020 as a reference for understanding the compensation practices of companies in our industry sector.
To analyze the compensation practices of the companies in our compensation peer group, the Compensation Committee’s compensation consultant gathered data for the peer group companies from public filings (primarily proxy statements) and also used information drawn from the Radford’s Global Technology Survey & Global Sales Survey. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Compensation Elements
During fiscal 2020, the principal elements of our compensation program for our executive officers, including our Named Executive Officers, consisted of base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity delivered in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. In the following chart, we provide an overview of each principal element of our fiscal 2020 executive compensation program and describe how each such element is tied to our compensation objectives.
We also offer our executive officers severance payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.
In addition, all of our executive officers are eligible to participate in our 2014 Employee Stock Purchase Plan (“ESPP”) if they meet the requirements for participation in the ESPP, as described below. Further, all of our executive officers are eligible to receive the other benefits generally available to all employees, which include eligibility to participate in our 401(k) plan. Each compensation element is evaluated based on the factors discussed below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We provide base salaries to our executive officers to compensate them for their daily services rendered during the year and to provide them with a level of stable fixed compensation.
Generally, the initial base salary of an executive officer is established through an arm’s-length negotiation with us at the time we hire the executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our existing executive officers. The Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In May 2019, in connection with its annual review of our executive compensation program, the Compensation Committee evaluated the base salaries of our executive officers, including our then-incumbent Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our CEO) (except with respect to their own base salaries), and the other factors described in “Governance of Executive Compensation Program - Role of the Compensation Committee” above. Following this review, the Compensation Committee determined to increase the base salary of Mr. Sachleben to better position his compensation against the competitive market, effective April 1, 2019. In addition, the Compensation Committee determined to maintain the base salaries of Mr. Cirne and Ms. Schultz at their fiscal 2019 levels after considering competitive market data and the base salaries of the individuals holding similar positions at the companies in our compensation peer group.

The base salaries of our then-incumbent Named Executive Officers as of March 31, 2019 and March 31, 2020 were as follows:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Increase
Mr. Cirne	$450,000	$450,000	—
Mr. Sachleben	$375,000	$390,000	4.0%
Ms. Schultz (1)	$400,000	$400,000	—
_____________

(1)	Ms. Schultz resigned from the Company effective October 11, 2019; the amount set forth above is her base salary as of her last day of employment.

In connection with his appointment as our President and COO in September 2019, the Compensation Committee approved an initial annual base salary for Mr. Christenson in the amount of $400,000, effective October 1, 2019.

In connection with his appointment as our Chief Product Officer in November 2019, the Compensation Committee approved an initial annual base salary for Mr. Staples in the amount of $400,000, effective February 14, 2020.
The actual base salary amounts earned by our Named Executive Officers for fiscal 2020 are reported in the Fiscal 2020 Summary Compensation Table below.
Annual Cash Bonus Plan
We seek to have a significant portion of the compensation of our executive officers, including our Named Executive Officers, tied to corporate performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of our corporate performance objectives and to reward those individuals who significantly impact our corporate results.
In May 2019, the Compensation Committee reviewed and approved the terms and conditions of our cash bonus plan, which provided an opportunity for our executive officers, including our Named Executive Officers, and other key employees to earn quarterly cash bonuses based on our ability to achieve corporate performance objectives consistent with our annual operating plan (the “Fiscal 2020 Bonus Plan”). At that time, the Compensation Committee also approved the quarterly corporate performance objectives and the formula for bonus payments under the Fiscal 2020 Bonus Plan.
Target Annual Cash Bonus Opportunities
In May 2019, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including our then-incumbent Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our CEO) (except with respect to their own target annual cash bonus opportunities), and the other factors described in “Governance of Executive Compensation Program - Role of the Compensation Committee” above. Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s base salary.
As part of this review, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers to determine the competitiveness of their target total cash compensation compared to that of similarly positioned executive officers at the companies in the compensation peer group. The Compensation Committee maintained Mr. Cirne’s target annual cash bonus opportunity at 100% of his annual base salary. Mr. Sachleben’s target annual cash bonus opportunity was increased from 60% to 70% of his annual base salary, and Ms. Schultz’s target annual cash bonus opportunity was increased from 85% to 100% of her annual base salary, in each case to bring their target total cash compensation in line with that of similarly positioned executive officers at the companies in the compensation peer group. For fiscal 2020, bonus payments that could be earned under the Fiscal 2020 Bonus Plan ranged from a minimum of 0% to a maximum of 190% of each executive officer’s target annual cash bonus opportunity.

The target annual cash bonus opportunities determined in May 2019 for our then-incumbent Named Executive Officers for purposes of the Fiscal 2020 Bonus Plan were as follows:

Named Executive Officer	Fiscal 2019 Target Annual Cash Bonus Opportunity(1)	Fiscal 2020 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Fiscal 2020 Target Annual Cash Bonus Opportunity ($)
Mr. Cirne	100%	100%	$450,000
Mr. Sachleben	60%	70%	$273,000
Ms. Schultz (1)	85%	100%	$200,000
____________

(1)	Ms. Schultz resigned from the Company effective October 11, 2019, and was not eligible to participate in the Fiscal 2020 Bonus Plan for the last two fiscal quarters.

In connection with his appointment as our President and COO in September 2019, the Compensation Committee approved a target annual cash bonus opportunity for Mr. Christenson equal to 100% of his annual base salary, with such bonus opportunity to be pro-rated for his actual period of employment in fiscal 2020.
In connection with his appointment as our Chief Product Officer in November 2019, the Compensation Committee approved a target annual cash bonus opportunity for Mr. Staples equal to 75% of his annual base salary, with such bonus opportunity to be pro-rated for his actual period of employment in fiscal 2020.

Corporate Performance Measures and Bonus Formula
In May 2019, the Compensation Committee, after receiving input from our CEO and Chief Financial Officer, selected annual recurring revenue (“ARR”) and non-GAAP operating income as the corporate performance measures for purposes of determining potential quarterly bonus payments under the Fiscal 2020 Bonus Plan. The Compensation Committee believed that these were appropriate corporate performance measures to use because, in its view, they would be clear indicators of our successful operation of our business for fiscal 2020. For purposes of the Fiscal 2020 Bonus Plan:

•
“ARR,” which was based on our net incremental annual recurring revenue, is calculated on a quarter-to-quarter basis to measure our sales growth. For this purpose, we define ARR as the revenue we would contractually expect to receive from our customers over the following 12 months, without any increase or reduction in any of their subscriptions.

•
“Non-GAAP operating income,” which was defined as our GAAP loss from operations adjusted for stock-based compensation expense, amortization of stock-based compensation capitalized in software development costs, amortization of purchased intangibles, transaction costs related to acquisitions, lawsuit litigation expense, employer payroll tax expense on equity incentive plans and amortization of debt discount and issuance costs.

For each of these performance measures, the Compensation Committee established a target achievement level and payment schedule for each fiscal quarter, as well as the target weighting for each measure, as follows:

•	For ARR (80% weighting), payments were to be based on our actual ARR for a quarter as measured against our ARR target level for the quarter, raised to the 2.0 power.

•	For non-GAAP operating income (20% weighting), payments were to be based on a sliding scale as follows:

Non-GAAP Operating Income as a Percentage of Target	Non-GAAP Operating Income Attainment Percentage
150% or more	30%
120% - <150%	25%
100% -<120%	20%
95% - <100%	15%
90% - <95%	10%
80% - <90%	5%
<80%	—%

The target levels established for each of these performance measures were intended to require significant effort on the part of our executive officers and, therefore, were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments. The aggregate target levels for these performance measures represented a significant increase from fiscal 2019.
Using these aggregate target levels, the Compensation Committee established quarterly target levels for each corporate performance measure that were consistent with our past experience, our existing new business pipeline, and its understanding of our current business environment and competitive factors.
The amount that each executive officer, including our Named Executive Officers, was eligible to actually earn was based on our actual achievement with respect to each of these performance measures. The actual amount of the quarterly bonuses awarded to each executive officer for fiscal 2020 could have been more or less than his or her target annual cash bonus opportunity depending on whether and to what extent we achieved our corporate performance objectives. In addition, the Compensation Committee retains the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any year, and the amount of any such bonus, is within the discretion of the Compensation Committee.
Fiscal 2020 Bonus Decisions
Our actual performance against the applicable target level for each corporate performance measure for each fiscal quarter, as well as the determination of the amount to be received by each executive officer, were determined by the Compensation Committee after taking into consideration the recommendations of our management (including our CEO)(other than with respect to their own quarterly bonuses) and subject to the discretion of the Compensation Committee to adjust any payment based on corporate financial or other considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid to our Named Executive Officers in fiscal 2020.

The following table provides information regarding the quarterly bonus payments made to our Named Executive Officers during fiscal 2020:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Target Performance Level Achievement	Actual Quarterly Bonus
Mr. Cirne	First Quarter	$112,500	51.5%	$57,937
	Second Quarter	112,500	57.7%	64,913
	Third Quarter	112,500	21.6%	24,300
	Fourth Quarter	112,500	31.4%	35,325
	Total 2020	$450,000		$182,475
Mr. Christenson (1)	First Quarter	—	—	—
	Second Quarter	—	—	—
	Third Quarter	$100,000	21.6%	$21,600
	Fourth Quarter	100,000	31.4%	31,400
	Total 2020	$200,000		$53,000
Mr. Sachleben	First Quarter	$68,250	51.5%	$35,149
	Second Quarter	68,250	57.7%	39,380
	Third Quarter	68,250	21.6%	14,742
	Fourth Quarter	68,250	31.4%	21,431
	Total 2020	$273,000		$110,702
Mr. Staples (1)	First Quarter	—	—	—
	Second Quarter	—	—	—
	Third Quarter	—	—	—
	Fourth Quarter	$38,736	31.4%	$12,163
	Total 2020	$38,736		$12,163
Ms. Schultz (2)	First Quarter	$100,000	51.5%	$51,500
	Second Quarter	100,000	57.7%	57,700
	Third Quarter	—	—%	—
	Fourth Quarter	—	—%	—
	Total 2020	$200,000		$109,200
___________

(1)
Mr. Christenson’s employment with the Company commenced on October 1, 2019 and Mr. Staples’ employment with the Company commenced on February 14, 2020; their target quarterly bonus amounts set forth above are on a prorated basis.

(2)	Ms. Schultz resigned from the Company effective October 11, 2019, and was not eligible to participate in the Fiscal 2020 Bonus Plan for the last two fiscal quarters.

The aggregate cash bonus payments received by our Named Executive Officers for fiscal 2020 are reported in the Fiscal 2020 Summary Compensation Table below.
Long-Term Incentive Compensation
The Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including our Named Executive Officers, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Our equity award grant practices are designed to reflect a balance between:

•	our desire to motivate, reward, and retain executive talent;

•	our need to remain competitive in recruiting; and

•	effectively managing the dilution of stockholders’ interests.

We use equity awards in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock to deliver the annual long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers, and to address special situations as they may arise from time to time. The Compensation Committee believes that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price increases following their grant date (which also benefits our stockholders). The Compensation Committee believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. The Compensation Committee also believes that RSU awards help us to manage dilution to existing stockholders and provide greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities. In addition, as a result of the feedback we received during fiscal 2020 and to further align the long-term interests of our executive officers with those of our stockholders, we instituted performance-based equity awards as part of our executive compensation program beginning in fiscal 2021.
In determining the appropriate mix of stock options and RSU awards, the Compensation Committee considers the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group, with a goal of achieving a mix that would provide the appropriate incentives while staying competitive in our market.
As discussed above, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our “burn rate” in relation to the median practice of the companies in our compensation peer group, our “overhang” in relation to the median practice of the companies in our compensation peer group, and the other factors described in “Governance of Executive Compensation Program - Role of the Compensation Committee” above.
Annual Equity Awards
In May 2019, in connection with its annual review of our executive compensation program and after considering the factors described above, the Compensation Committee granted our executive officers, including our then-incumbent Named Executive Officers, options to purchase shares of our common stock and, with the exception of our CEO, RSU awards that may be settled for shares of our common stock.
The equity awards granted to the then-incumbent Named Executive Officers in May 2019 for fiscal 2020 were as follows:

Named Executive Officer	Annual Options to Purchase Shares of our Common Stock (number of shares)		Annual RSU Awards for Shares of our Common Stock (number of shares)		Equity Awards Granted (aggregate grant date fair value)
Mr. Cirne	103,452	(1)	—		$4,485,275
Mr. Sachleben	24,739	(1)	10,638	(2)	$2,145,110
Ms. Schultz	44,979	(1)	19,341	(2)	$3,900,074
_______________

(1)
The number of shares of our common stock subject to the options was determined using the target value approved by the Compensation Committee for the option award, divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 15, 2019, divided by the value obtained using the same method we use to calculate fair market value of stock options in our financial statements (except that no provision was made for estimated forfeitures related to service-based vesting requirements).

(2)
The number of shares of our common stock subject to the RSU awards was determined by dividing the target value approved by the Compensation Committee for the RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 15, 2019.

The shares of our common stock subject to the stock options granted to our then-incumbent Named Executive Officers vest and become exercisable with respect to 1/48th of the total number of shares subject to the options in equal increments each month following the vesting commencement date of April 1, 2019, subject to his or her continued employment through each such vesting date. The shares of our common stock subject to the RSU awards granted to our then-incumbent Named Executive Officers vest with respect to 1/16th of the total number of shares subject to the award in equal increments each fiscal quarter following the vesting commencement date of May 15, 2019, subject to his or her continued employment through each such vesting date.
New Hire Equity Awards for Mr. Christenson
In connection with his appointment as our President and COO effective October 1, 2019, the Compensation Committee granted Mr. Christenson an option to purchase 189,412 shares of our common stock and an RSU award that may be settled for 79,118 shares of our common stock with an aggregate grant date fair value of $10,649,676 on November 15, 2019. In setting a target value of $10 million for this equity award, which was to be equally divided between a stock option and an RSU award, the Compensation Committee considered a competitive market analysis prepared by its compensation consultant (including the equity awards granted to individuals holding similar positions at the companies in the compensation peer group) and the recommendation of our CEO. The Compensation Committee also considered the size of the equity award that would be necessary to induce Mr. Christenson to leave his then-current position to accept this new role with the Company and the highly competitive environment for experienced executive talent.
The number of shares of our common stock subject to Mr. Christenson’s stock option was determined using the target value approved by the Compensation Committee for the option award, divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding November 15, 2019, divided by the value obtained using the same method we use to calculate fair market value of stock options in our financial statements (except that no provision was made for estimated forfeitures related to service-based vesting requirements). The number of shares of our common stock subject to Mr. Christenson’s RSU award was determined by dividing the target value approved by the Compensation Committee for the RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding November 15, 2019.
Mr. Christenson’s stock option award vests and becomes exercisable over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the first anniversary of the vesting commencement date of October 1, 2019 and thereafter 1/48th of the total number of shares subject to the award vesting in equal increments on each month following such anniversary, subject to his continued service with us through each applicable date. Mr. Christenson’s RSU award also vests over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the first anniversary of the vesting commencement date of November 15, 2019 and thereafter 1/16th of total number of shares subject to the award vesting in equal increments each quarter, subject to his continued employment with us through each applicable vesting date.
New Hire Equity Awards for Mr. Staples
In connection with his appointment as our Chief Product Officer effective February 14, 2020, the Compensation Committee granted Mr. Staples an option to purchase 112,085 shares of our common stock and an RSU award that may be settled for 45,608 shares of our common stock with an aggregate grant date fair value of $5,538,882 on February 18, 2020. In setting a target value of $6 million for this equity award, which was to be equally divided between a stock option and an RSU award, the Compensation Committee considered a competitive market analysis prepared by its compensation consultant (including the equity awards granted to individuals holding a similar position at the companies in the compensation peer group) and the recommendation of our CEO. The Compensation Committee also considered the highly competitive environment for experienced executive talent.
The number of shares of our common stock subject to Mr. Staples’ stock option was determined using the target value approved by the Compensation Committee for the option award, divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding February 18, 2020, divided by the value obtained using the same method we use to calculate fair market value of stock options in our financial statements (except that no provision was made for estimated forfeitures related to service-based vesting requirements). The number of shares of our common stock subject to Mr. Staples’ RSU award was determined by dividing the target value approved by the Compensation Committee for the RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding February 18, 2020.
Mr. Staples’ stock option award vests and becomes exercisable over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the first anniversary of the vesting commencement date of February 14, 2020 and thereafter 1/48th of the total number of shares subject to the award vesting in equal increments on each month following such anniversary, subject to his continued service with us through each applicable date. Mr. Staples’ RSU award also vests over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the first anniversary of the vesting commencement date of February 15, 2020 and thereafter 1/16th of total number of shares subject to the award vesting in equal increments each quarter, subject to his continued employment with us through each applicable vesting date.

The equity awards granted to the Named Executive Officers in fiscal 2020 are reported in the Fiscal 2020 Summary Compensation Table and the Fiscal 2020 Grants of Plan-Based Awards Table below.
401(k) Plan, ESPP, Welfare, and Health Benefits
We maintain a 401(k) plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Our 401(k) plan provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Employees are immediately and fully vested in their contributions. We match 75% of employee contributions, up to $4,000 in matching contributions per calendar year for each employee and such matching contributions are immediately and fully vested. We increased our 401(k) match from 50% to 75% of employee contributions, effective January 1, 2019, and to allow employees to obtain the maximum benefit of this increase, we implemented a “true-up” process and paid out a lump-sum amount equal to the difference between these two percentages to individuals who had not yet met the $4,000 limit during the calendar year.
We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including our Named Executive Officers, may allocate up to 15% of their base salary to purchase shares of our common stock, subject to specified limits. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.
In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include, but are not limited to, medical, dental, and vision benefits, group life, and accidental death and dismemberment insurance plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
Other than with respect to our 401(k) plan, our U.S. employees, including our Named Executive Officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Nonqualified Deferred Compensation
During fiscal 2020, our U.S. employees, including our Named Executive Officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Severance and Change-in-Control Arrangements
We have entered into post-employment compensation arrangements with each of our Named Executive Officers, as described in more detail in “Potential Payments Upon Termination or Change in Control” below.
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
In determining payment and benefit levels under the various circumstances covered by such post-employment compensation arrangements, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and involuntary terminations of employment both in connection with or not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are generally not appropriate in the event of a voluntary resignation or a termination of employment for cause because such events often reflect either an affirmative decision by the executive officer to end his or her relationship with us or inadequate performance.
The post-employment compensation arrangements with each of our Named Executive Officers provide for certain specified payments and benefits in the event of an involuntary termination of employment in connection with a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Under our post-employment compensation arrangements with our Named Executive Officers, all payments and benefits in the event of a change in control of the Company are payable only if there is a concurrent or subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2020, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
The Compensation Committee does not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For information on the estimate of the potential payments and benefits payable under our post-employment compensation arrangements with our Named Executive Officers as of the end of fiscal 2020, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices
Equity Awards Grant Policy
The Compensation Committee has delegated authority to our CEO and Chief Financial Officer to grant equity awards to our employees (other than our executive officers) and consultants, subject to the terms and conditions of the policy. Such awards may be granted on a monthly basis to newly-hired employees and consultants, to existing employees and consultants in connection with a promotion or in recognition of their contributions to the Company, to existing employees and consultants as part of our annual equity “merit” program, and to existing employees and consultants as spot awards or “refresh” equity awards. In each instance, the policy provides for limitations on the size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must be at least equal to the fair market value of our common stock on the date of grant.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers, including our Named Executive Officers, and the non-employee members of our Board to ensure the ongoing alignment of their interests with the long-term interests of our stockholders. For information concerning these guidelines, see “Information Regarding the Board of Directors and Corporate Governance—Stock Ownership Guidelines” above.
Compensation Recovery “Clawback” Policy
We maintain a policy that gives the Board discretion to require that our CEO and Chief Financial Officer repay cash incentive-based compensation to the Company if the Board (or the Compensation Committee to which it has delegated authority) determines that the executive officer’s knowing violation of rules and regulations or the willful commission of an act of fraud, dishonesty, gross recklessness, or gross negligence in the performance of the executive officer’s duties contributed to material noncompliance of the Company with any financial reporting requirement that resulted in an obligation to restate the Company’s financial statements on which such compensation was calculated. The recoupment is limited to cash incentive-based compensation received by such executive officer during the three fiscal years preceding the date on which we are required to prepare an accounting restatement, and we can recoup up to the full amount of the difference between any cash incentive-based compensation received by the executive officer that was calculated based on financial statements that were subsequently restated and the lower amount of incentive compensation to which the executive officer would have been entitled had the financial statements been properly reported. The Compensation Committee believes that this clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by these executive officers. The SEC is expected to adopt regulations requiring the national securities exchanges to enact listing standards requiring policies providing for the recovery of incentive-based compensation, and the clawback policy will be timely revised and updated to comply with such listing standards.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to certain current or former executive officers.
However, Section 162(m) of the Code provides a reliance period exception, pursuant to which the deduction limit under Section 162(m) of the Code does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m) of the Code, this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs. However, the reliance period exception under Section 162(m) of the Code may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) of the Code pursuant to the Tax Cuts and Jobs Act.
Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m) of the Code. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) of the Code and be deductible by the Company in the future.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Named Executive Officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m) of the Code. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) of the Code if it determines that such modifications are consistent with the Company’s business needs.

Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, member of our Board, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2020, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipients may never realize any value from their awards.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that a recipient is required to render service in exchange for the stock option or other award.

COMPENSATION COMMITTEE REPORT(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.
Peter Fenton
James Tolonen
____________

(1)
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS
Our compensation programs consist of both fixed and variable compensation. The fixed (or base salary) portion is designed to provide a steady income regardless of our stock price performance so that our employees, including our executive officers, do not focus exclusively on stock price performance to the detriment of other important business measures and objectives. The variable (cash bonus plan and equity awards) portions are designed to reward both short-term and long-term corporate performance.

We have reviewed our compensation policies and practices for employees generally, as well as for our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, we assessed our executive and broad-based compensation and benefits programs to determine if any of them created undesired or excessive risks of a material nature. This assessment included:

•	a review of our compensation policies and practices for employees generally;

•	identification of the risks that could result from such policies and practices; and

•	analysis of the potential risks against our business strategy and objectives.
In reaching this conclusion, we note the following factors that we believe may reduce the likelihood of undesired or excessive risk-taking:

•	our overall compensation levels are competitive with the market;

•	our compensation policies and practices appropriately balance fixed pay versus variable pay and short-term incentives versus long-term incentives;

•	although our annual incentive plans provide for variability of payout, we believe that any potential risks associated with such plans are controlled or mitigated by one or more of the following:

▪	the performance measures being multi-dimensional, thereby increasing the range of performance over which incentives are paid;

▪	the performance measures and related target levels being generally aligned with our annual operating plan and business objectives and being quantitative in nature;

▪	the use of sliding payout scales where appropriate; and

▪	the ability of management and/or the Compensation Committee to exercise discretion to reduce or increase payouts; and

•
although the equity awards granted to our employees could motivate them to, among other things, focus on increasing our short-term stock price rather than the creation of long-term stockholder value, we believe that any potential risks are controlled or mitigated by one or more of the following:

▪	use of a combination of equity vehicles;

▪	use of multi-year vesting schedules for our time-based equity awards; and

▪	our prohibition on engaging in hedging transactions in our securities for our employees, including our executive officers.
We believe that the variable elements of compensation represent a sufficient percentage of overall compensation to motivate our employees, including our executive officers, to produce positive short-term and long-term corporate results, while the fixed element of compensation is sufficient to ensure that our employees are not encouraged to take unnecessary or excessive risks in doing so.
The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the year indicated with respect to the compensation earned by each of our Named Executive Officers.
Fiscal 2020 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Lewis Cirne	2020	450,000	—		—		4,485,275		182,475	4,480		5,122,230
Chief Executive Officer	2019	416,250	—		—		3,365,593		455,063	55,498		4,292,403
	2018	315,000	—		—		2,515,150		331,066	2,250		3,163,466
Michael Christenson (6)	2020	200,000	—		5,414,644	(6)	5,415,051	(6)	53,000	21,490	(6)	11,104,185
President and Chief Operating Officer
Mark Sachleben	2020	390,000	—		1,072,523		1,072,587		110,702	4,480		2,650,291
Chief Financial Officer and	2019	366,250	—		961,750		961,611		241,481	4,000		2,535,092
Corporate Secretary	2018	340,000	—		1,098,362		1,098,367		214,404	4,000		2,755,133
William Staples (7)	2020	51,539	75,000	(7)	2,769,318		2,769,564		12,163	1,357		5,678,942
Chief Product Officer
Erica Schultz (8)	2020	213,846	—		1,949,960		1,950,114		109,200	7,300		4,230,420
Former Chief Revenue Officer	2019	400,000	—		1,716,907		1,716,865		374,425	9,630		4,217,826
___________________

(1)
The dollar amounts reported in this column represent base salary earned during the indicated fiscal year. For more information regarding base salaries in fiscal 2020, see “Compensation Discussion and Analysis — Compensation Elements — Base Salary” above.

(2)
The dollar amounts reported in this column reflect the aggregate grant date fair value of all RSU awards granted during the indicated fiscal year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our shares of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.

(3)
The dollar amounts reported in this column reflect the aggregate grant date fair value of all stock option awards granted during the indicated fiscal year. These amounts have been computed in accordance with ASC 718. The grant date fair value of each stock option is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2020 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.

(4)
The dollar amounts reported in this column represent the annual cash bonus earned under the annual performance bonus plan for the indicated fiscal year. For more information regarding the annual cash bonus opportunities for fiscal 2020, see “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Bonus Plan” above.

(5)
The dollar amounts reported in this column include Company matching contributions made pursuant to our 401(k) plan of up to $4,000 in a calendar year. During fiscal 2019, we increased our 401(k) match from 50% to 75% of employee contributions, effective January 1, 2019. To allow employees to obtain the maximum benefit of this increase, we implemented a “true-up” process and paid out a lump-sum amount equal to the difference between these two percentages to individuals, including Mr. Cirne, who had not yet met the $4,000 limit during the calendar year. The amount reported for Mr. Cirne in fiscal 2019 also includes $50,373 in one-time legal fees, which corresponds to the subsequent re-allocation of certain legal fees paid by the Company for the Company’s legal counsel relating to Mr. Cirne’s filing made pursuant to the Hart-Scott-Rodino Antitrust Improvement Act that were in addition to and separate from the amounts paid by Mr. Cirne without reimbursement for the filing fees with the Federal Trade Commission or for his personal legal counsel in connection with the matter.

(6)
Mr. Christenson joined the Company as our President and COO effective as of October 1, 2019. Mr. Christenson has served as a member of the Board since August 2018, and the dollar amounts reported above also include the following fees and equity awards received in such capacity: (i) fiscal 2020 director fees earned or paid in cash of $15,000 (reported in the “All Other Compensation” column) and (ii) annual director equity granted on August 22, 2019 of $90,016 of stock options (reported in the “Option Awards” column) and $90,003 of RSUs (reported in the “Stock Awards” column), both in accordance with our non-employee director compensation policy. The aggregate number of shares of our common stock subject to outstanding stock options and RSUs held by Mr. Christenson in connection with his director equity awards as of March 31, 2020 were as follows: 6,151 shares subject to options to purchase our common stock, of which 2,164 shares were vested and exercisable as of March 31, 2020 and 1,579 shares subject to a RSU award as of March 31, 2020. These awards continue to vest in accordance with their terms.

(7)
Mr. Staples joined the Company as our Chief Product Officer effective as of February 14, 2020. Pursuant to his employment offer letter, Mr. Staples received a cash signing bonus in the amount of $150,000 of to be paid in two equal installments, subject to reimbursement if he voluntarily resigns from the Company or if he is terminated for cause within 12 months of his employment start date.

(8)	Ms. Schultz resigned as our Chief Revenue Officer effective October 11, 2019. All outstanding and unvested equity awards held by Ms. Schultz as of October 11, 2019 were canceled.

GRANTS OF PLAN BASED AWARDS
The following table provides information with regard to each grant of plan-based award made to a Named Executive Officer under any plan during the fiscal year ended March 31, 2020.

Fiscal 2020 Grants of Plan Based Awards Table

Name	Award Type		Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Lewis Cirne	Annual Stock Option		5/15/2019	5/2/2019	—	—	—	103,452	100.82	4,485,275
	Non-Equity Incentive Plan Award		—	—	450,000	855,000	—	—	—	—
Michael Christenson	Annual Director Stock Option	(6)	8/22/2019	8/22/2019	—	—	—	3,987	57.00	90,016
	New Hire Stock Option		11/15/2019	9/1/2019	—	—	—	189,412	67.30	5,325,034
	Annual Director RSU Grant	(6)	8/22/2019	8/22/2019	—	—	1,579	—	—	90,003
	New Hire RSU Grant		11/15/2019	9/1/2019	—	—	79,118	—	—	5,324,641
	Non-Equity Incentive Plan Award		—	—	200,000	380,000	—	—	—	—
Mark Sachleben	Annual Stock Option		5/15/2019	5/2/2019	—	—	—	24,739	100.82	1,072,587
	Annual RSU Grant		5/15/2019	5/2/2019	—	—	10,638	—	—	1,072,523
	Non-Equity Incentive Plan Award		—	—	273,000	518,700	—	—	—	—
William Staples	New Hire Stock Option		2/18/2020	11/19/2019	—	—	—	112,085	60.72	2,769,564
	New Hire RSU Grant		2/18/2020	11/19/2019	—	—	45,608	—	—	2,769,318
	Non-Equity Incentive Plan Award		—	—	38,736	73,598	—	—	—	—
Erica Schultz (7)	Annual Stock Option		5/15/2019	5/2/2019	—	—	—	44,979	100.82	1,950,114
	Annual RSU Grant		5/15/2019	5/2/2019	—	—	19,341	—	—	1,949,960
	Non-Equity Incentive Plan Award		—	—	200,000	380,000	—	—	—	—
________________

(1)
These columns set forth the target and maximum bonus amounts for each Named Executive Officer for the year ended March 31, 2020 under the Fiscal 2020 Bonus Plan. There are no threshold bonus amounts for each individual officer established under the performance bonus plan. Target annual cash bonus opportunities were set as a percentage of each Named Executive Officer’s base salary earned for the fiscal year ended March 31, 2020, and maximum bonuses were set at 190% of the target bonus amount. The dollar value of the actual bonus award earned for the year ended March 31, 2020 for each Named Executive Officer is set forth in the Fiscal 2020 Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the Named Executive Officers for the year ended March 31, 2020. For a description of the Fiscal 2020 Bonus Plan, see “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Bonus Plan” above.

(2)
The RSU awards were granted under the 2014 Equity Incentive Plan (“2014 Plan”). With respect to Mr. Christenson, the shares of our common stock subject to his new hire RSU award vest over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the one-year anniversary of the vesting commencement date of November 15, 2019 and thereafter 1/16th of total number of shares subject to the award vesting in equal increments each quarter, subject to his continued employment with us through each such vesting date. With respect to Mr. Staples, the shares of our common stock subject to his new hire RSU award vest over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the one-year anniversary of the vesting commencement date of February 15, 2020 and thereafter 1/16th of total number of shares subject to the award vesting in equal increments each quarter, subject to his continued employment with us through each such vesting date. With respect to the other Named Executive Officers, the shares of our common stock subject to their RSU awards vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting in equal increments each quarter following the grant date, subject to the Named Executive Officer’s continued employment with us through each such vesting date. The RSU awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.

(3)
The stock option awards were granted under the 2014 Plan. With respect to Mr. Christenson, the shares of our common stock subject to his new hire stock option award vest and become exercisable over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the one-year anniversary of the vesting commencement date of October 1, 2019 and thereafter 1/48th of the total number of shares subject to the award vesting in equal increments each month following such anniversary, subject to his continued service with us through each such vesting date. With respect to Mr. Staples, the shares of our common stock subject to his new hire stock option award vest and become exercisable over a four-year period, with 1/4th of the total number of shares subject to the award vesting on the one-year anniversary of the vesting commencement date of February 14, 2020 and thereafter 1/48th of the total number of shares subject to the award vesting in equal increments each month following such anniversary, subject to his continued service with us through each such vesting date. With respect to the other Named Executive Officers, the shares of our common stock subject to the stock options vest and become exercisable over a four-year period, with 1/48th of the total number of shares of our common stock subject to the options vesting in equal increments each month following the vesting commencement date of April 1, 2019, subject to the Named Executive Officer’s continued employment through each such vesting date. The stock option awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.

(4)
Stock options were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, which was $67.30 per share for the new hire stock option award that was granted to Mr. Christenson on November 15, 2019, $60.72 per share for the new hire stock option award that was granted to Mr. Staples on February 18, 2020 and $100.82 per share for the annual stock option awards that were granted to the other Named Executive Officers on May 15, 2019 based on the closing market price of our common stock on the grant date.

(5)
The dollar amounts reported in this column represent the grant date fair value of each stock option and RSU award, as applicable, granted to our Named Executive Officers in fiscal 2020. These amounts have been computed in accordance with ASC 718. The grant date fair value of each stock option is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2020 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.

(6)
Mr. Christenson served only as a member of our Board prior to joining us as our President and COO effective October 1, 2019 and received equity awards pursuant to our non-employee director compensation policy in such capacity. These awards continue to vest in accordance with their terms.

(7)	Ms. Schultz resigned as our Chief Revenue Officer effective October 11, 2019. All outstanding and unvested equity awards held by Ms. Schultz as of October 11, 2019 were canceled.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information with regard to each outstanding equity award held by our Named Executive Officers at March 31, 2020.
Fiscal 2020 Outstanding Equity Awards at Fiscal Year End Table

		Option Awards					Stock Awards
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name		Exercisable	Unexercisable
Lewis Cirne	4/1/2014	715,000	—		16.93	5/15/2024	—		—
	4/1/2019	114,582	10,418	(3)	44.58	5/14/2027	—		—
	7/1/2018	31,569	44,198	(4)	102.01	8/14/2028	—		—
	4/1/2019	23,707	79,745	(4)	100.82	5/14/2029	—		—
Michael Christenson	8/21/2018	2,164	—		99.83	8/20/2028	—		—
	8/22/2019	—	3,987	(6)	57.00	8/21/2029	—		—
	10/1/2019	—	189,412	(7)	67.30	11/14/2029	—		—
	8/22/2019	—	—		—	—	1,579	(8)	$73,013
	11/15/2019	—	—		—	—	79,118	(9)	$3,658,416
Mark Sachleben	12/15/2014	17,388	—		23.00	12/11/2024	—		—
	5/15/2015	3,256	—		30.71	5/14/2025	—		—
	4/1/2012	218,653	—		3.19	6/6/2022	—		—
	12/15/2014	53,112	—		23.00	12/11/2024	—		—
	5/15/2015	48,967	—		30.71	5/14/2025	—		—
	4/1/2016	20,906	446	(4)	25.86	5/15/2026	—		—
	4/1/2017	40,586	15,076	(4)	44.58	05/14/2027	—		—
	7/1/2018	9,019	12,629	(4)	102.01	08/14/2028	—		—
	4/1/2019	5,669	19,070	(4)	100.82	05/14/2029	—		—
	5/15/2016	—	—		—	—	1,835	(5)	$84,850
	5/15/2017	—	—		—	—	7,700	(5)	$356,048
	8/15/2018	—	—		—	—	5,893	(5)	$272,492
	5/15/2019	—	—		—	—	8,644	(5)	$399,699
William Staples	2/14/2020	—	112,085	(7)	60.72	2/17/2030	—		—
	2/15/2020	—	—		—	—	45,608	(9)	$2,108,914
Erica Schultz (10)	—	—	—		—	—	—		—
__________________

(1)
In addition to the specific vesting schedule for each stock option award, each unvested stock option is subject to the general terms of the 2014 Plan and 2008 Equity Incentive Plan (“2008 Plan”), as applicable, including the potential for future vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.

(2)
The market values of the RSU awards that have not vested are calculated by multiplying the number of shares of common stock underlying the RSU awards shown in the table by $46.24 per share, the closing market price of our shares of our common stock on March 31, 2020, the last trading day of fiscal 2020.

(3)
The shares subject to the stock option vest over a one-year period, with 1/12th of the shares vesting on each month following such anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(4)
The shares subject to the stock option vest over a four-year period, with 1/48th of the shares vesting on each month following such anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(5)
The shares subject to the RSU award vest over a four-year period, with 1/4th of the shares vesting on each of the first four anniversaries of the vesting commencement date, subject to continued service with us through each vesting date.

(6)	The shares subject to the stock option vest on August 15, 2020, subject to continuous service with us through such date.

(7)
The shares subject to the stock option vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vesting on each month following such anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(8)	The shares subject to the RSU award vest on August 15, 2020, subject to continuous service with us through such date.

(9)
The shares subject to the RSU award vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/16th of the shares vesting each quarter, subject to continued service with us through each vesting date.

(10)	Ms. Schultz resigned as our Chief Revenue Officer effective October 11, 2019. All outstanding and unvested equity awards held by Ms. Schultz as of October 11, 2019 were canceled.

OPTION EXERCISES AND STOCK VESTED
The following table provides information on RSU awards that vested and stock options that were exercised, including the number of shares of our common stock acquired upon vesting or exercise and the value realized, determined as described below, for our Named Executive Officers during the fiscal year ended March 31, 2020.
Fiscal 2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lewis Cirne	—	—	—	—
Michael Christenson	—	—	—	—
Mark Sachleben	31,347	1,312,185	21,280	1,611,698
William Staples	—	—	—	—
Erica Schultz	100,076	4,016,727	8,020	626,427
_______________

(1)
The value realized on exercise is based on the difference between the closing market price of the shares of our common stock on the date of exercise and the applicable exercise price of those options multiplied by the number of shares acquired on exercise, and does not represent the actual amounts received by our Named Executive Officers as a result of the option exercises.

(2)
The value realized on vesting is based on the number of shares of our common stock underlying the RSU awards that vested multiplied by the closing market price of the shares of our common stock on the vesting date, and does not represent the actual amounts received by our Named Executive Officers as a result of the RSU awards vesting.

EQUITY COMPENSATION ARRANGEMENTS
Since our initial public offering, we have granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2014 Plan. Until our initial public offering, we granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2008 Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2020 to our Named Executive Officers, see “Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Compensation” above. The following is a brief summary of the material terms of each of our equity compensation plans.
2008 Equity Incentive Plan
The Board adopted and our stockholders subsequently approved our 2008 Plan in February 2008. The 2008 Plan was most recently amended by the Board and approved by our stockholders in November 2014. The 2008 Plan terminated at the time the underwriting agreement for our initial public offering was executed and no further grants were made under the 2008 Plan after it terminated.
Equity Awards
Outstanding equity awards granted under the 2008 Plan remain subject to its terms and applicable award agreements until such awards are exercised or otherwise terminate or are forfeited by their terms. Only stock options, restricted stock awards, and RSU awards have been granted under the 2008 Plan.
Plan Administration
The Board has delegated its authority to administer the 2008 Plan to the Compensation Committee. Subject to the terms of the 2008 Plan, the Board or the Compensation Committee determined the recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards that were granted under the 2008 Plan, including the period of their exercisability and vesting.

Corporate Transactions; Change in Control
The 2008 Plan provides that in the event of a corporate transaction, any surviving or acquiring corporation (or, in either case, its parent company) may assume or continue any part or all of the stock awards outstanding under the 2008 Plan, or may substitute similar stock awards; and any reacquisition or repurchase rights held by us may be assigned to our successor (or the successor’s parent company). In connection with a corporate transaction, in general, the vesting of stock awards not assumed in connection with a corporate transaction will not be accelerated and will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction. Notwithstanding the foregoing, in the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (B) any exercise price payable by such holder in connection with such exercise.
Under the 2008 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
The 2008 Plan provides that in the event of a change in control, stock awards may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement covering the awards or any other written agreement with us, but in the absence of such provision, no such acceleration will occur.
Under the 2008 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; (4) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; or

(5) when a majority of the Board consists of individuals who were not serving on the Board on the date of adoption of the 2008 Plan (the “Incumbent Board”), provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Equity Incentive Plan
The Board adopted, and our stockholders approved, our 2014 Plan, which became effective at the time the underwriting agreement for our initial public offering was executed.
Equity Awards
Our 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, shares, or other property, which may be granted to employees, including our Named Executive Officers. Only stock options and RSU awards have been granted under our 2014 Plan.
Plan Administration
The Board has delegated its authority to administer the 2014 Plan to the Compensation Committee. Subject to the terms of our 2014 Plan, the Compensation Committee has the authority to determine the terms of awards, including recipients, the exercise, purchase, or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award, and the terms of the award agreements.
Corporate Transactions; Change in Control
Our 2014 Plan provides that in the event of certain corporate transactions, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board at the time of grant of a stock award:

•
the surviving or acquiring corporation (or its parent) may assume, continue, or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);

•
to the extent that outstanding stock awards are not so assumed, continued, or substituted, the vesting and, if applicable, exercisability of any such stock awards will not be accelerated and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction; or

•
to the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

Under our 2014 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.
Under our 2014 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; (4) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; or (5) when a majority of the Board consists of individuals who are not members of the Incumbent Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our ESPP, which became effective at the time the underwriting agreement for our initial public offering was executed. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our employees, including our Named Executive Officers, may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment for more than 20 hours per week and more than five months per fiscal year, or (ii) continuous employment for a minimum period of time, not to exceed two years. An employee may not be granted rights to purchase stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock or 2,000 shares for each fiscal year that the rights remain outstanding.
The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under our ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our shares of common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, shares of common stock are purchased for accounts of employees participating in our ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
In the event of a corporate transaction, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares within 10 business days prior to the effective date of the corporate transaction.
Under our ESPP, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
EMPLOYMENT ARRANGEMENTS
We have entered into written employment offer letters with certain of our executive officers, including each of the Named Executive Officers other than our CEO.
In filling our executive positions, our Board, or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity (except in the case of Mr. Sachleben’s employment offer letter, though he is eligible to, and does, participate in our annual cash bonus opportunity), and an equity award recommendation. In addition, each of these employment offer letters contains standard terms related to vacation and participation in our employee benefit plans.
These letters also set forth the rights and responsibilities of each party in the event of a termination of employment, including following a change in control of the Company. For each of the Named Executive Officers, these post-employment compensation terms have been superseded by the change-in-control and severance agreements described in more detail in “Severance and Change-in-Control Benefits” and “Potential Payments upon Termination or Change in Control” below.

Mr. Cirne. As a founder, Mr. Cirne did not join us pursuant to an employment offer letter or any other formal arrangement or understanding regarding his employment. We currently have no employment agreement with Mr. Cirne, and we currently do not anticipate entering into one in the future. Mr. Cirne is an “at-will” employee.
Mr. Christenson. Mr. Christenson is a party to an employment offer letter with us dated September 14, 2019 pursuant to which he agreed to serve as our President and COO. This employment offer letter provided for an initial base salary of $400,000 and a target annual bonus opportunity of $400,000. Under his employment offer letter, Mr. Christenson was granted initial equity awards with an aggregate target value of $10.0 million, split evenly between restricted stock units and stock options at an exercise price of $67.30 per share, in each case with vesting to occur over a four-year period. In addition, Mr. Christenson’s employment offer letter also provides that he would be eligible for a compensation review beginning with the cycle entering fiscal 2021. As part of this process, Mr. Christenson was granted annual equity awards with a target value of $3.5 million with a grant date of May 15, 2020.
Mr. Sachleben. Mr. Sachleben is a party to an employment offer letter with us dated February 4, 2008 pursuant to which he agreed to serve as our Chief Financial Officer. This employment offer letter provided for an initial base salary of $160,000, which has been subsequently increased. Under his employment offer letter, Mr. Sachleben was granted an option to purchase 1,225,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period.
Mr. Staples. Mr. Staples is a party to an employment offer letter with us dated November 19, 2019 pursuant to which he agreed to serve as our Chief Product Officer. This employment offer letter provided for an initial base salary of $400,000 and a target annual bonus opportunity of $300,000. Under his employment offer letter, Mr. Staples was granted initial equity awards with an aggregate target value of $6.0 million, split evenly between restricted stock units and stock options at an exercise price of $60.72 per share, in each case with vesting to occur over a four-year period. In addition, Mr. Staples’ employment offer letter also provides that he will be eligible for a compensation review beginning with the performance period starting April 1, 2020. As part of this process, Mr. Staples will be eligible for annual equity awards with a target value of not less than $2.5 million, with an expected grant date on or around May 15, 2021.
Ms. Schultz. Ms. Schultz was a party to an employment offer letter with us dated February 27, 2014 pursuant to which she agreed to serve as our Senior Vice President, Global Enterprise Sales. This employment offer letter provided for an initial base salary of $300,000 and a target annual bonus opportunity of $150,000, which, in each case, has been subsequently increased. Under her employment offer letter, Ms. Schultz was granted an option to purchase 100,000 shares of our common stock at an exercise price of $16.93 per share, with vesting to occur over a four-year period. Ms. Schultz resigned as our Chief Revenue Officer and her employment with the Company was terminated effective October 11, 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change-in-Control and Severance Agreements
We have entered into change-in-control and severance agreements (the “Post-Employment Agreements”) with each of our Named Executive Officers.
The Post-Employment Agreements provide for payments and benefits upon certain terminations of employment, including a termination of employment in connection with or following a change in control of the Company. Each Post-Employment Agreement was originally in effect for three years from the date such agreement became effective, after which each agreement may be renewed by the mutual agreement of the parties thereto. The Post-Employment Agreements were amended in December 2017 to extend the term of such agreements to December 31, 2020.
Under the Post-Employment Agreements, our Named Executive Officers may receive payments and benefits in connection with or within 12 months following a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability) or his or her termination of employment for good reason, and for terminations of employment not in connection with a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability). Under the Post-Employment Agreements, payment and benefit levels are based on “tiers,” with the executive officers in higher positions generally receiving greater payments and benefits. In all cases, receipt of payments and benefits is subject to the Named Executive Officer executing a release and waiver of claims in favor of the Company.
For a qualifying termination of employment not in connection with a change in control of the Company, the payments and benefits consist of:

•	a salary continuation payment determined as a specified number of months of base salary; and

•	continuation (or reimbursement) of health benefit premiums for that same period.
For our CEO who is in Tier 1, the salary and benefit continuation period is 12 months, and for Mr. Christenson, Mr. Sachleben, and Mr. Staples, who are in Tier 2, the salary and benefit continuation period is six months.
For a qualifying termination of employment in connection with or within 12 months after a change in control of the Company, the payments and benefits consist of:

•	a lump-sum cash payment determined as a specified number of months of base salary;

•	continuation (or reimbursement) of health benefit premiums for the number of months used to determine the lump-sum cash payment; and

•	accelerated vesting of all outstanding equity awards then held by the Named Executive Officer.
For our CEO who is in Tier 1, the cash lump-sum payment is equal to 18 months of base salary, with 18 months of benefit continuation, and for Mr. Christenson, Mr. Sachleben, and Mr. Staples, who are in Tier 2, the cash lump-sum payment is equal to 12 months of base salary, with 12 months of benefit continuation.
Ms. Schultz did not become entitled to receive any payments or benefits under her Post-Employment Agreement or otherwise in connection with her resignation and termination of employment effective October 11, 2019.
Under the Post-Employment Agreements, the term “change in control” has the same meaning as under our 2014 Plan. The term “cause” means the executive officer’s (i) willful failure substantially to perform his or her duties and responsibilities to us or deliberate violation of our policies; (ii) commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of ours or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his relationship with us; or (iv) willful breach of any of his obligations under any written agreement or covenant with us.
Under the Post-Employment Agreements, the term “good reason” means the executive officer’s resignation of his or her employment following the occurrence of any of the following without the executive officer’s written consent: (i) a material reduction in job duties, responsibilities, or authority inconsistent with the executive officer’s position with us; provided, however, that any such reduction or change after a change in control will not constitute good reason if the executive officer retains reasonably comparable duties, position, and responsibilities with respect to our business within the successor entity following a change in control; (ii) a material reduction of the executive officer’s then current base salary, representing a reduction of more than 10% of the executive officer’s then-current base salary; provided, that an across-the-board reduction in the salary level of all of our executive officers by the same percentage amount as part of a general salary level reduction will not constitute such a material salary reduction; (iii) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 50 miles as compared to the executive officer’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by us of the Post-Employment Agreement or any other written agreement between us and the executive officer; or (v) the failure by any successor to our company to assume the obligations of the Post-Employment Agreement; provided, that (a) the executive officer gives written notice to us of the event forming the basis of the resignation for good reason within 30 days after the date on which we give written notice to the executive officer of our affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, (b) we fail to cure such basis for the good reason resignation within 30 days after receipt of the executive officer’s written notice, and (c) the executive officer terminates his employment within 30 days following the expiration of the cure period.
If the total value of the payments and benefits payable to a Named Executive Officer in the event of a termination of employment in connection with a change in control of the Company would exceed the deductibility limits under Section 280G of the Code with respect to “excess parachute payments,” we will pay either the full amount of the benefits, or a reduced amount, whichever results in the greater after-tax benefit to the Named Executive Officer.
Potential Payments Upon Termination or Change in Control as of March 31, 2020
The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or resignation for good reason, (ii) the Named Executive Officer’s termination of employment without cause or resignation for good reason in connection with or following a change in control of the Company, or (iii) a change in control of the Company without any accompanying termination of employment. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of March 31, 2020, and thus are estimates of the amounts that would be paid out to our Named Executive Officers in such circumstances.
Potential Payments Upon Termination or Change in Control as of March 31, 2020

Executive benefits and payments upon termination:	Involuntary termination not for cause or resignation for good reason not in connection with a change in control ($)	Involuntary termination not for cause or resignation for good reason in connection with or following a change in control ($)	Change in control without termination of employment ($)	2014 Plan and 2008 Plan — Certain Corporate Transactions ($)(1)
Lewis Cirne
Cash Severance	450,000	675,000	—	—
Medical continuation	24,985	37,477	—	—
Value of acceleration of equity awards(2)	—	17,294	—	17,294
Michael Christenson
Cash Severance	200,000	400,000	—	—
Medical continuation	8,871	17,742	—	—
Value of acceleration of equity awards(2)	—	3,731,429	—	3,731,429
Mark Sachleben
Cash Severance	195,000	390,000	—	—
Medical continuation	12,488	24,976	—	—
Value of acceleration of equity awards(2)	—	1,147,205	—	1,147,205
William Staples
Cash Severance	200,000	400,000	—	—
Medical continuation	14,704	29,408	—	—
Value of acceleration of equity awards(2)	—	2,108,914	—	2,108,914
Erica Schultz(3)	—	—	—	—
______________

(1)
These benefits would be payable under the 2014 Plan and the 2008 Plan if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options and RSU awards, assuming the vesting acceleration took place on March 31, 2020. For a description of the potential vesting acceleration provisions in the 2014 Plan and the 2008 Plan, see “Equity Compensation Arrangements” above.

(2)
The value of stock option and RSU award vesting acceleration is based on the closing market price of $46.24 per share of our common stock on March 31, 2020, the last trading day of fiscal 2020, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration, and therefore excludes any stock option award that has an exercise price that exceeded the closing market price of our common stock on such date.

(3)
Ms. Schultz did not become entitled to receive any payments or benefits under her Post-Employment Agreement or otherwise in connection with her resignation and termination of employment effective October 11, 2019. Therefore, the tabular disclosure above does not include Ms. Schultz.

In addition to the payments and benefits described and quantified above, the 2014 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service under certain circumstances (the “post-termination exercise period”). Generally, under the 2014 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our Named Executive Officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

PAY RATIO DISCLOSURE
Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all our employees (other than our CEO) and the annual total compensation of our CEO, as well as the ratio of the two amounts (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time, part-time, seasonal, and temporary employees, including employees of consolidated subsidiaries as of March 31, 2020.

•
To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s fiscal 2020 base pay (using hours actually worked and overtime actually paid during fiscal 2020 for hourly employees and actual salary paid for our salaried employees), bonuses and commissions attributable to fiscal 2020 performance, and the target value of each fiscal 2020 equity award (as further described below) approved by our Board of Directors (which differs from the grant date fair value of the equity awards that is calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation because of the methodology used to calculate the number shares to be delivered). Specifically, in fiscal 2019, the Compensation Committee made a one-time change regarding the timing of the fiscal 2020 annual merit equity awards from fiscal 2020 to the fourth quarter of fiscal 2019. In applying our consistently-applied compensation measure for fiscal 2020, we included the target value of the fiscal 2020 equity awards that were granted in the fourth quarter of fiscal 2019. We believe this approach is consistent with the methodology used for fiscal 2019 that was intended to reasonably reflect each employee’s annual compensation, as well as the actual distribution of compensation across our employee population.

•
In making this determination, we calculated the compensation of employees who were employed by us (i) for less than the entire fiscal year or (ii) within multiple foreign jurisdictions within the fiscal year by annualizing each individual’s base pay (instead of using actual base pay), using their target bonus and/or commissions and the target value of their equity awards, as applicable, for each of the relevant jurisdictions as of March 31, 2020.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on March 31, 2020.
Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for fiscal 2020 in accordance with the requirements of the Summary Compensation Table. Due to the one-time change of the timing of the fiscal 2020 annual merit equity awards mentioned above, our calculation of the annual total compensation of this employee for fiscal 2020 did not include the grant date fair value of these awards. This is in accordance with the requirements of the Summary Compensation Table as these awards were granted in the fourth quarter of fiscal 2019. This exclusion of the grant date fair value resulted in a lower than typical annual total compensation amount for the median employee this fiscal year, and correspondingly, a higher than typical annual total compensation amount for the median employee in fiscal 2019.
For fiscal 2020, the median of the annual total compensation of all our employees (other than our CEO) was $178,932 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,122,230. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 29 to 1.
The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the Compensation Committee nor our management used our CEO Pay Ratio in making compensation decisions.

DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended March 31, 2020:

Fiscal 2020 Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(4)
Sohaib Abbasi(5)	—	9,338	—	9,338
Caroline Watteeuw Carlisle	31,821	90,003	90,016	211,840
Hope Cochran	40,000	90,003	90,016	220,019
Peter Fenton(6)	—	155,071	90,016	245,087
Adam Messinger	34,818	90,003	90,016	214,837
Dan Scholnick	42,355	90,003	90,016	222,374
James Tolonen	—	147,521	90,016	237,537
__________

(1)
The aggregate number of shares of our common stock subject to outstanding stock options and restricted stock awards held by each non-employee director listed in the table above as of March 31, 2020 was as follows: (i) 6,151 shares subject to options to purchase our common stock held by Ms. Watteeuw, of which 2,164 shares were vested and exercisable by Ms. Watteeuw as of March 31, 2020; (ii) 1,579 shares subject to a RSU award held by Ms. Watteeuw as of March 31, 2020; (iii) 7,016 shares subject to options to purchase our common stock held by Ms. Cochran, of which 3,029 shares were vested and exercisable by Ms. Cochran as of March 31, 2020; (iv) 1,579 shares subject to a RSU award held by Ms. Cochran as of March 31, 2020; (v) 6,151 shares subject to options to purchase our common stock held by Mr. Fenton, of which 2,164 shares were vested and exercisable by Mr. Fenton as of March 31, 2020; (vi) 1,743 shares subject to RSU awards held by Mr. Fenton as of March 31, 2020; (vii) 10,166 shares subject to options to purchase our common stock held by Mr. Messinger, of which 6,179 shares were vested and exercisable by Mr. Messinger as of March 31, 2020; (viii) 1,579 shares subject to a RSU award held by Mr. Messinger as of March 31, 2020; (ix) 6,151 shares subject to options to purchase our common stock held by Mr. Scholnick, of which 2,164 shares were vested and exercisable by Mr. Scholnick as of March 31, 2020; (x) 1,579 shares subject to a RSU award held by Mr. Scholnick as of March 31, 2020; (xi) 17,589 shares subject to options to purchase our common stock held by Mr. Tolonen, of which 13,602 shares were vested and exercisable by Mr. Tolonen as of March 31, 2020; and (xii) 1,724 shares subject to RSU awards held by Mr. Tolonen as of March 31, 2020.

(2)
The dollar amounts in this column reflect the aggregate grant date fair value of all RSU awards granted during fiscal 2020 computed in accordance with ASC 718 and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our shares of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by each non-employee director.

(3)
The dollar amounts in this column reflect the aggregate grant date fair value of all stock option awards granted during fiscal 2020 computed in accordance with ASC 718 using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ending March 31, 2020. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by each non-employee director.

(4)
The amounts in the “Stock Awards” and “Option Awards” columns represent annual awards, initial awards or awards of RSUs in lieu of annual cash compensation, as applicable, granted to our non-employee directors in fiscal 2020, as detailed below:

Name	Grant Date	Number of RSUs Granted	Number of Options Granted	Grant Date Fair Value ($)
Sohaib Abbasi	04/15/2019	378	-	37,551
	08/22/2019	1,579	3,987	180,019
Caroline Watteeuw Carlisle	08/22/2019	1,579	3,987	180,019
Hope Cochran	08/22/2019	1,579	3,987	180,019
Peter Fenton	04/15/2019	655	-	65,068
	08/22/2019	1,579	3,987	180,019
Adam Messinger	08/22/2019	1,579	3,987	180,019
Dan Scholnick	08/22/2019	1,579	3,987	180,019
James Tolonen	04/15/2019	579	-	57,518
	08/22/2019	1,579	3,987	180,019

(5)
Mr. Abbasi is a former director who resigned from our Board and all committees effective September 24, 2019. All remaining unvested equity awards held by Mr. Abbasi as of September 24, 2019 were canceled.

(6)	Mr. Fenton’s resignation from our Board will be effective at the conclusion of the Annual Meeting.
Neither our CEO nor our President and COO receives additional compensation for his service on our Board. Mr. Christenson served only as a director prior to joining the Company as President and COO effective October 1, 2019 and received equity awards pursuant to our non-employee director compensation policy in such capacity. Those awards continue to vest in accordance with their terms. For information regarding Mr. Christenson’s fiscal 2020 director compensation, see “Executive Compensation-Summary Compensation Table.”
The Compensation Committee reviews and assesses non-employee director pay levels every year with the assistance of its compensation consultant, Compensia. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our compensation peer group, an update on recent trends in director compensation, and a review of best practices relating to the governance surrounding director compensation programs. Following this assessment process in August 2018, the Compensation Committee determined to amend the policy as described below. In August 2019, the Compensation Committee reviewed our non-employee director compensation policy and determined that no additional adjustments were needed at that time.
Annual Cash Compensation
Pursuant to our non-employee director compensation policy, which was amended effective August 21, 2018, non-employee directors receive the following cash compensation for Board and Board committee service, as applicable, paid on a quarterly basis in arrears, pro-rated for any partial months of service:

•	$30,000 per year for service as a Board member;

•	$20,000 per year for service as chair of the Board;

•	$20,000 per year for service as the chair of the Audit Committee and $10,000 per year for service as a member (other than as chair) of the Audit Committee;

•	$15,000 per year for service as the chair of the Compensation Committee and $7,500 per year for service as a member (other than as chair) of the Compensation Committee; and

•
$6,000 per year for service as the chair of the Nominating and Corporate Governance Committee and $3,000 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee.

Equity Compensation
Pursuant to our non-employee director compensation policy, each person who is elected or appointed for the first time to be a non-employee director will automatically upon the date of his or her initial election or appointment be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000, multiplied by a fraction, the numerator of which is the number of days that will elapse between the non-employee director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent annual grants (as discussed below) and the denominator of which is 365. Each initial option grant and initial RSU award will vest on August 15th following the first anniversary of the date of grant of the Company’s most recent annual equity award grant, subject to the non-employee director’s continued service through such date.
In addition, each non-employee director will automatically, on the date of each Annual Meeting of Stockholders, be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000. Each annual grant will vest on August 15th of the calendar year following the year in which such annual grant is made, subject to the non-employee director’s continued service through such date.
Additionally, notwithstanding the foregoing vesting schedules, for each non-employee director who provides continued service to the Company until immediately prior to the closing of a “change in control” (as defined in the 2014 Plan), the shares of our common stock subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.
Further, pursuant to our non-employee director compensation policy, in lieu of cash, and prior to the start of each fiscal year, a non-employee director may elect to receive 100% of the annual cash compensation to which he or she is entitled pursuant to the policy in the form of an RSU award under the 2014 Plan with a value equal to the projected annual cash compensation for such non-employee director for the fiscal year based on Board and committee membership on the first day of such fiscal year (the “Optional RSU Grant”). The grant date for any Optional RSU Grant will be the April 15th first occurring after the start of a fiscal year, unless such day is not a trading day on the NYSE, in which case the grant date shall be the next trading date. The vesting commencement date for any Optional RSU Grant will be the May 15th first occurring after the start of a fiscal year. Each Optional RSU Grant will vest with respect to 1/4th of the total number of units on each quarterly anniversary of the vesting commencement date for such Optional RSU Grant, subject to the non-employee director’s continued service through each applicable vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a change in control of the Company. In fiscal 2020, Messrs. Abbasi, Fenton, and Tolonen each elected to receive the Optional RSU Grant in lieu of cash.
In the event a non-employee director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such non-employee director will be entitled to receive the difference paid in cash. There would be no effect upon the Optional RSU Grant in the event a non-employee maintains continuous service but would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant (either as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role).
Expense Reimbursement
We also reimburse certain non-employee directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and Board committee meetings.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	5,950,257	(3)	$31.05	(4)	13,963,191	(5)(6)(7)
Equity Compensation Plans not Approved by Security Holders	—		—		—
Total	5,950,257		$31.05		13,963,191
_____________

(1)	Excludes purchase rights currently outstanding under the ESPP.

(2)	Excludes RSU awards because they have no exercise price.

(3)
The number in this column consists of: (i) 1,284,052 shares to be issued upon the exercise of outstanding options granted under the 2008 Plan and (ii) 1,566,170 shares to be issued upon the exercise of outstanding options and 3,100,035 shares to be issued pursuant to the vesting of outstanding RSU awards that were in each case granted under the 2014 Plan.

(4)
The weighted average exercise price of outstanding options granted under the 2008 Plan was $14.62 per share. The weighted average exercise price of outstanding options granted under the 2014 Plan was $44.52 per share.

(5)
No shares remain available for future issuance under the 2008 Plan. We ceased granting awards under our 2008 Plan when our 2014 Plan became effective on December 11, 2014. However, any outstanding options and RSU awards granted under the 2008 Plan remain outstanding, subject to the terms of the 2008 Plan and stock award agreements, until such outstanding awards are exercised or vest, or until they terminate or expire by their terms.

(6)
As of March 31, 2020, 11,459,617 shares were available for future issuance under the 2014 Plan. Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 5,184,878 shares. Pursuant to the terms of the 2014 Plan, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 5% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the 2014 Plan was increased by 2,355,847 shares, on April 1, 2016, the number of shares available under the 2014 Plan was increased by 2,499,059 shares, on April 1, 2017, the number of shares available under the 2014 Plan was increased by 2,663,972 shares, on April 1, 2018, the number of shares available under the 2014 Plan was increased by 2,797,664 shares, on April 1, 2019, the number of shares available under the 2014 Plan was increased by 2,905,319 shares, and on April 1, 2020, the number of shares available under the 2014 Plan was increased by 2,991,923 shares.

(7)
As of March 31, 2020, 2,503,574 shares were available for future issuance under the ESPP. Our ESPP became effective on December 11, 2014. Initially, the ESPP authorized the issuance of 1,000,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 500,000 shares of our common stock; (ii) 1% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (iii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the ESPP was increased by 471,169 shares, on April 1, 2016, the number of shares available under the ESPP was increased by 499,811 shares, on April 1, 2017, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2018, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2019, the number of shares available under the ESPP was increased by 500,000 shares and on April 1, 2020, the number of shares available under the ESPP was increased by 500,000 shares. The maximum aggregate number of shares of our common stock available to be purchased by all participants in the ESPP during any current purchase period is 500,000 shares, or such lesser number of shares as are available for issuance under the ESPP.

TRANSACTIONS WITH RELATED PERSONS
Since April 1, 2019, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation agreements and other arrangements described elsewhere in this Proxy Statement.
INDEMNIFICATION AGREEMENTS
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, executive officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were presented, considered, and approved or ratified by our Board or the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are New Relic stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105, or contact our Corporate Secretary at (650) 777-7600. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
July 7, 2020
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 is available without charge upon written request to: Corporate Secretary, New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NEWR2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D19578-P41664 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW RELIC, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lewis Cirne
02) Michael Christenson

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and the Notice and Proxy Statement for the 2020 Annual Meeting are available at www.proxyvote.com.

D19579-P41664

NEW RELIC, INC.
Annual Meeting of Stockholders
August 19, 2020 9:30 AM Pacific Time
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of New Relic, Inc. hereby acknowledges receipt of the Annual Report on Form 10-K and the Notice and Proxy Statement for the 2020 Annual Meeting and hereby appoints Lewis Cirne and Mark Sachleben, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of New Relic, Inc. to be held on Wednesday, August 19, 2020 at 9:30 a.m. Pacific Time at www.virtualshareholdermeeting.com/NEWR2020, and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there virtually present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AS SAID PROXIES DEEM ADVISABLE.

Continued and to be signed on reverse side